UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                                       Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Donegal Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

WE WILL HOLD ON APRIL 19, 2012

To the Stockholders of

DONEGAL GROUP INC.:

We will hold our 2012 annual meeting of stockholders at 10:00 a.m., local time, on Thursday, April 19, 2012, at the Heritage Hotel Lancaster, 500 Centerville Road, Lancaster, Pennsylvania 17601. At our 2012 annual meeting of stockholders, our stockholders will act on the following items of stockholder business:

•	The election of the four nominees for Class B directors we name in our accompanying proxy statement, each for a term of three years and until his or her respective successor takes office; and

•	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012.

The advance notice by-laws we have had in effect for many years require our stockholders to submit to us in a timely manner specific information regarding any stockholder nomination of a candidate for election as a director or any other proposed item of stockholder business. Therefore, under applicable law:

•

no stockholder may validly present any nomination of a candidate for election as a Class B director other than the nominees for election as Class B directors we name in our accompanying proxy statement or propose any other item of stockholder business at our 2012 annual meeting of stockholders other than those we list in this notice of annual meeting; and

•

we will not conduct a vote of our stockholders on any item of stockholder business at our 2012 annual meeting of stockholders other than those items of stockholder business we list in this notice of annual meeting.

Our board of directors has established the close of business on March 2, 2012 as the record date for the determination of the holders of our Class A common stock and the holders of our Class B common stock entitled to notice of, and to vote at, our 2012 annual meeting of stockholders.

We include our 2011 annual report to stockholders and our proxy statement relating to our 2012 annual meeting of stockholders with this notice of our 2012 annual meeting of stockholders. We also enclose a proxy card for you to sign, date and return in the postage-prepaid envelope.

Please return your completed and duly signed proxy card, whether or not you expect to attend our 2012 annual meeting of stockholders in person, by mail, or vote by telephone or via the internet as we describe on the accompanying proxy card.

By order of our board of directors,

Donald H. Nikolaus,
President and Chief Executive Officer

March 19, 2012

Marietta, Pennsylvania

Important Notice Regarding the Availability of the Proxy Materials for Our Annual Meeting of

Stockholders To Be Held on April 19, 2012

We enclose a printed copy of the proxy statement for our 2012 annual meeting of stockholders and our 2011 annual report to stockholders with this notice of annual meeting. You may also view each of these documents on the internet at www.proxyvote.com. No information on the website other than the proxy statement for our 2012 annual meeting of stockholders and our 2011 annual report to stockholders constitutes a part of the proxy solicitation materials for our 2012 annual meeting of stockholders or part of our 2011 annual report to stockholders.

DONEGAL GROUP INC.

PROXY STATEMENT

This proxy statement contains information relating to our 2012 annual meeting of stockholders. We will hold our 2012 annual meeting of stockholders on Thursday, April 19, 2012, at 10:00 a.m., local time, at the Heritage Hotel Lancaster, 500 Centerville Road, Lancaster, Pennsylvania 17601.

On March 19, 2012, we mailed to our stockholders of record at the close of business on March 2, 2012 this proxy statement, the accompanying form of proxy card and our 2011 annual report to stockholders. The mailing also included a postage-prepaid envelope for your convenience in returning your duly executed proxy card to us, unless you prefer to vote by telephone or via the internet.

We will bear all of the costs of preparing and mailing our proxy materials to our stockholders for our 2012 annual meeting of stockholders and making those materials available for our stockholders to view on the internet. We will, upon request, reimburse brokers, nominees, fiduciaries, custodians and other record holders for their reasonable expenses in forwarding our proxy materials for our 2012 annual meeting of stockholders to the beneficial owners of our Class A common stock and to the beneficial owners of our Class B common stock for whom such persons serve as record holders.

We use the following defined terms relating to our subsidiaries and affiliates in this proxy statement:

•	“Atlantic States” means Atlantic States Insurance Company;

•	“DFSC” means Donegal Financial Services Corporation;

•	“DGI,” “we,” “us” or “our” mean Donegal Group Inc.;

•	“Donegal Mutual” means Donegal Mutual Insurance Company;

•	“Le Mars” means Le Mars Insurance Company;

•	“MICO” means Michigan Insurance Company;

•	“Peninsula” means The Peninsula Insurance Group;

•	“Sheboygan” means Sheboygan Falls Insurance Company;

•	“Southern” means Southern Insurance Company of Virginia; and

•	“UCB” means Union Community Bank FSB.

i

CONTENTS

Page
OUR 2012 ANNUAL MEETING OF STOCKHOLDERS	1
What is the agenda for our 2012 annual meeting of stockholders?	1
What is the effect of our advance notice by-laws?	1
What will constitute a quorum at our 2012 annual meeting of stockholders?	1
What will the order of business be at our 2012 annual meeting of stockholders?	2
Who may attend and who may vote at our 2012 annual meeting of stockholders?	2
What percentage of the aggregate voting power of our outstanding Class A common stock and our outstanding Class B common stock is required to approve the items of business on which our stockholders will vote at our 2012 annual meeting of stockholders?	2
What are the voting rights of our stockholders?	3
How do you vote the DGI shares registered in your name?	4
How do you vote the DGI shares you hold in street name?	4
How do you vote the DGI shares you hold in your 401(k) plan?	4
How does our board of directors recommend stockholders vote at our 2012 annual meeting of stockholders?	5
May you change your vote before our 2012 annual meeting of stockholders?	5
STOCK OWNERSHIP	5
Our Principal Stockholders	5
Our Directors and Executive Officers	6
Section 16(a) Beneficial Ownership Reporting Compliance	6
THE RELATIONSHIP OF DONEGAL MUTUAL AND DGI	7
Introduction	7
Our Formation	8
The Coordinating Committee	9
The Relationship of Donegal Mutual and DGI	11
The Risk Management Committee	12
CORPORATE GOVERNANCE	13
The Composition of Our Board of Directors	13
The Committees of Our Board of Directors	13
The Executive Committee of Our Board of Directors	14
The Audit Committee of Our Board of Directors	15
The Nominating Committee of Our Board of Directors	15
The Compensation Committee of Our Board of Directors	15
Compensation Committee Interlocks and Insider Participation	16
Related Person Transactions	16
Director Compensation	17
Our Code of Business Conduct and Ethics	18
EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS	19
Executive Summary	19
Summary of the 2011 Compensation of Our Named Executive Officers	19
Evaluation of Our Executive Performance in 2011 and Our Executive Compensation	21
Employment and Change of Control Agreements	22

ii

Unless we otherwise expressly indicate, all of the information we include or incorporate by reference in this proxy statement for our 2012 annual meeting of stockholders relates to our 2011 fiscal year. Our 2011 fiscal year began on January 1, 2011 and ended on December 31, 2011.

iii

OUR 2012 ANNUAL MEETING OF STOCKHOLDERS

Our board of directors solicits proxies through this proxy statement from our stockholders for use in connection with our 2012 annual meeting of stockholders and any adjournment or postponement of that annual meeting. We will hold our 2012 annual meeting of stockholders at the Heritage Hotel Lancaster, 500 Centerville Road, Lancaster, Pennsylvania 17601 at 10:00 a.m., local time, on April 19, 2012.

What is the agenda for our 2012 annual meeting of stockholders?

At our 2012 annual meeting of stockholders, our stockholders will act upon:

•	the election of the four nominees for Class B directors we name as our nominees in this proxy statement; and

•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012.

What is the effect of our advance notice by-laws?

As is the case with many publicly-owned companies, we have had “advance notice” by-laws in effect for many years. Our advance notice by-laws require that a stockholder provide us with prior notice of that stockholder’s intention to nominate a candidate for election as a director at our 2012 annual meeting of stockholders or to propose any other item of stockholder business for stockholder action at our 2012 annual meeting of stockholders. The purpose of our advance notice by-laws is to ensure that we can include in this proxy statement, for the information of all of our stockholders, all of the actions we or others propose to present for stockholder consideration at our 2012 annual meeting of stockholders.

No stockholder has nominated a candidate for election as a Class B director at our 2012 annual meeting of stockholders or validly proposed the transaction of any other item of stockholder business at our 2012 annual meeting of stockholders within the time limits our advance notice by-laws specify. Accordingly, no business other than the two items of stockholder business we describe in our notice of our 2012 annual meeting of stockholders may properly come before our 2012 annual meeting of stockholders. Further, we will not submit any other item of stockholder business, other than procedural matters related to the conduct of our 2012 annual meeting of stockholders, to a vote of our stockholders at our 2012 annual meeting of stockholders.

We are a Delaware corporation. Therefore, the Delaware General Corporation Law, or the DGCL, our certificate of incorporation and our by-laws govern the conduct of business at our 2012 annual meeting of stockholders, our relationships with our stockholders and the rights, powers, duties and obligations of our stockholders, directors, officers and employees. The effect of these provisions is to provide Donald H. Nikolaus, as the person our board of directors named to preside at our 2012 annual meeting of stockholders and who is our president and chief executive officer, with broad discretion in conducting our 2012 annual meeting of stockholders.

What will constitute a quorum at our 2012 annual meeting of stockholders?

Our by-laws provide that the presence, in person or by proxy, of not less than a majority of the aggregate voting power of our outstanding shares of Class A common stock and our outstanding shares of Class B common stock as of the record date will constitute a quorum at our 2012 annual meeting of stockholders. Because Donegal Mutual owned approximately 66% of the aggregate voting power of our outstanding Class A common stock and our outstanding Class B common stock on the record date and because Donegal Mutual will vote all of its shares of Class A common stock and Class B common stock in person at our 2012 annual meeting of stockholders, the presence of Donegal Mutual at our 2012 annual meeting of stockholders will ensure the presence of a quorum at our 2012 annual meeting of stockholders. As a result, our stockholders will be lawfully able to conduct the items of stockholder business at our 2012 annual meeting of stockholders that we describe in the notice of our 2012 annual meeting of stockholders.

What will the order of business be at our 2012 annual meeting of stockholders?

Our by-laws and applicable provisions of the DGCL govern the organization and conduct of business at our 2012 annual meeting of stockholders. Our board of directors named Donald H. Nikolaus, our president and chief executive officer, as the chair of our 2012 annual meeting of stockholders. Applicable law limits the items of business we will conduct at our 2012 annual meeting of stockholders to the items of business we list in our notice of our 2012 annual meeting of stockholders. Mr. Nikolaus will call our 2012 annual meeting of stockholders to order and will conduct the transaction of the items of stockholder business we list in our notice of annual meeting at our 2012 annual meeting of stockholders. Mr. Nikolaus will determine, as chair of our 2012 annual meeting of stockholders, in his broad discretion, the order of the business our stockholders will conduct at our 2012 annual meeting of stockholders and the procedural manner in which we will conduct our 2012 annual meeting of stockholders.

We have historically conducted the voting on the proposals we submit for stockholder action at our annual meetings of stockholders as the first items of business. We intend to follow the same procedure at our 2012 annual meeting of stockholders. Mr. Nikolaus, our president and chief executive officer, will then discuss our results of operations for 2011 and our outlook for 2012. After Mr. Nikolaus completes his remarks, he will entertain questions and comments from stockholders as Mr. Nikolaus, in his discretion, deems appropriate.

Who may attend and who may vote at our 2012 annual meeting of stockholders?

Our board of directors established the close of business on March 2, 2012 as the record date for the determination of the holders of our Class A common stock and the holders of our Class B common stock who are entitled to notice of, and to vote at, our 2012 annual meeting of stockholders. We refer to those eligible stockholders as “stockholders of record” in this proxy statement. Stockholders of record, including persons whom a stockholder of record duly and validly appoints as proxies, may attend and vote at our 2012 annual meeting of stockholders.

We reserve the right to request photographic identification, such as a currently valid driver’s license, before we permit a stockholder of record, or a proxy for a stockholder of record, to attend our 2012 annual meeting of stockholders. Even if you currently plan to attend our 2012 annual meeting of stockholders in person, we recommend that you submit your proxy using one of the methods we describe below under “How do you vote the DGI shares registered in your name?” By doing so, we can then include your vote even if you later find you are unable to attend, or you do not to attend for any reason, our 2012 annual meeting of stockholders.

You are a stockholder of record if your name appears on the list of our stockholders as of the record date that our independent transfer agent prepares in connection with our 2012 annual meeting of stockholders. For example, you are a stockholder of record if you received the proxy materials for our 2012 annual meeting of stockholders directly from us and not from a record holder of the shares you beneficially own, such as a bank or a brokerage firm. During the ten days that precede our 2012 annual meeting of stockholders, you may, upon written request to our chief financial officer that we determine, in our sole discretion, is proper and legally relevant to our 2012 annual meeting of stockholders, inspect during normal business hours at our principal executive offices in Marietta, Pennsylvania an alphabetical list of the holders of record of our Class A common stock and of our Class B common stock.

If a bank or broker holds your shares in “street name,” we consider you the beneficial owner of the shares your bank or broker holds for you, and we consider your bank or broker the stockholder of record of your shares. Your bank or broker will send you separately, as the beneficial owner, information describing the procedure for voting your shares. You should follow the instructions your bank or broker provides you on how to vote your shares.

What percentage of the aggregate voting power of our outstanding Class A common stock and our outstanding Class B common stock is required to approve the items of business on which our stockholders will vote at our 2012 annual meeting of stockholders?

Election of Class B Directors.    The four nominees our board of directors nominated for election as Class B directors are the only nominees eligible for election as Class B directors at our 2012 annual meeting of stockholders and any adjournment or postponement of our 2012 annual meeting of stockholders. Our certificate of incorporation provides that our shares of Class A common stock and our shares of Class B common stock vote together as a single class in the election of directors. At our 2012 annual meeting of stockholders, the four candidates for election as Class B directors who receive the highest number of stockholder votes will be elected and will become Class B directors for a term of three years and until their successors take office.

If you properly submit your proxy and mark Withhold Authority, the proxies will not vote your shares with respect to the nominee or nominees as to which you so indicate, but we will count your shares as present at our 2012 annual meeting of stockholders in determining whether a quorum exists.

Our certificate of incorporation and by-laws do not authorize cumulative voting in the election of our directors.

Ratification of the Appointment of KPMG LLP.    Ratification of the appointment by the audit committee of our board of directors of KPMG LLP as our independent registered public accounting firm for 2012 requires the affirmative vote of a majority of the aggregate voting power of our outstanding shares of Class A common stock and our outstanding shares of Class B common stock as of the record date present in person or by proxy at our 2012 annual meeting of stockholders.

Although we will consider abstentions and broker non-votes as outstanding shares entitled to vote at our 2012 annual meeting of stockholders and count those shares in determining the number of votes necessary to constitute a quorum at our 2012 annual meeting of stockholders, a quorum will be present at our 2012 annual meeting of stockholders, because the presence at our 2012 annual meeting of stockholders of the shares of our Class A common stock and the shares of our Class B common stock Donegal Mutual owns will ensure the presence of a quorum. Broker non-votes are shares brokers or nominees hold in their name for which we have not received voting instructions from the beneficial owner of, or person otherwise entitled to vote, those shares, and as to which shares the broker or nominee does not have discretionary voting power.

What are the voting rights of our stockholders?

At March 2, 2012, we had outstanding:

•

19,998,596 shares of our Class A common stock, each of which entitles its holder to cast one-tenth of a vote with respect to each matter we submit for a stockholder vote at our 2012 annual meeting of stockholders; and

•

5,576,775 shares of our Class B common stock, each of which entitles its holder to cast one vote with respect to each matter we submit for a stockholder vote at our 2012 annual meeting of stockholders.

Therefore, the holders of all of our outstanding shares of Class A common stock may cast a total of 1,999,859 votes on each matter we submit to a vote of our stockholders at our 2012 annual meeting of stockholders, and the holders of all of our outstanding shares of Class B common stock may cast a total of 5,576,775 votes on each matter we submit for a vote of our stockholders at our 2012 annual meeting of stockholders.

At the close of business on March 2, 2012, Donegal Mutual owned 7,755,953 shares, or 38.8%, of our outstanding Class A common stock and 4,199,239 shares, or 75.3%, of our outstanding Class B common stock. Donegal Mutual therefore has the right to cast approximately two-thirds of the total number of votes that may be cast at our 2012 annual meeting of stockholders on all matters we submit for a vote of our stockholders at our 2012 annual meeting of stockholders.

Donegal Mutual has advised us that it will vote all of its shares of our Class A common stock and our Class B common stock as follows:

•

for the election of Kevin M. Kraft, Sr., Jon M. Mahan, Donald H. Nikolaus and Richard D. Wampler, II as Class B directors to serve for a term of three years and until their respective successors take office; and

•	for the ratification of our audit committee’s appointment of KPMG LLP as our independent registered public accounting firm for 2012.

Therefore, based on the votes Donegal Mutual will cast at our 2012 annual meeting of stockholders, our stockholders will:

•	elect Kevin M. Kraft, Sr., Jon M. Mahan, Donald H. Nikolaus and Richard D. Wampler, II as Class B directors to serve for a term of three years and until their respective successors take office; and

•	ratify our audit committee’s appointment of KPMG LLP as our independent registered public accounting firm for 2012.

How do you vote the DGI shares registered in your name?

If the certified list of the holders of our Class A common stock and our Class B common stock as of the record date that our independent transfer agent prepared includes your name, you are a stockholder of record and you may attend our 2012 annual meeting of stockholders and vote in person or by proxy. The proxies our board of directors has appointed will vote your shares as you direct on any proxy card you return by mail. If you prefer, you may vote your proxy by telephone or via the internet by following the instructions we include on the proxy card we sent to you. The deadline for stockholders of record to vote by telephone or via the internet is 11:59 p.m., local time, on April 18, 2012. We must receive proxies submitted by mail or by express delivery services by 3:00 p.m. local time on April 18, 2012.

You may vote by proxy by using one of the three following methods:

Vote by telephone — use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card available when you call. When requested, enter the control numbers listed on your proxy card and then follow the prompts. The telephone number is 1-800-690-6903.

Vote by mail — mark, sign and date the proxy card we have mailed to you and return it in the postage-prepaid envelope we have provided.

Vote via the internet — use the internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card available when you access the website. When requested, enter the control numbers listed on your proxy card and then create and submit your ballot over the internet. The website address for voting via the internet is www.proxyvote.com.

If a broker, bank or other nominee is the holder of record of your shares, see “How do you vote the DGI shares you hold in street name?” below.

How do you vote the DGI shares you hold in street name?

If you are not a stockholder of record, but you are a “beneficial owner” at the close of business on March 2, 2012, which means that the list of our stockholders of record at the close of business on March 2, 2012 our independent transfer agent prepared does not include your name or the name of the designee you have selected, you must either direct the holder of record of your shares to vote your shares on the matters our stockholders will consider and vote upon at our 2012 annual meeting of stockholders or you must obtain a form of proxy from your holder of record that you may then vote as if you were a holder of record. Your broker does not have the discretion to vote your shares on non-routine matters, including the election of directors.

How do you vote the DGI shares you hold in your 401(k) plan?

If you participate in Donegal Mutual’s 401(k) plan, you may vote the shares of Class A common stock and Class B common stock credited to your 401(k) plan account at the close of business on March 2, 2012 by telephone, by mail or via the internet. Please see “How do you vote the DGI shares registered in your name?” for instructions as to how to vote the shares you hold in your 401(k) plan.

How does our board of directors recommend stockholders vote at our 2012 annual meeting of stockholders?

Our board of directors unanimously recommends that you vote as follows:

•	FOR the election of the four nominees for Class B directors we name in this proxy statement; and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012.

Unless you mark your proxy card to the contrary, the proxies our board of directors has appointed will vote your shares for the election of the four nominees for Class B directors we name in this proxy statement and for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012.

May you change your vote before our 2012 annual meeting of stockholders?

You may revoke your proxy at any time prior to the time during our 2012 annual meeting of stockholders when the proxies cast their votes. If you are a stockholder of record, you may revoke your proxy by:

•	submitting a written notice of revocation to our chief financial officer;

•	submitting a later dated proxy by telephone, via the internet or by mail; or

•	voting in person at our 2012 annual meeting of stockholders if you properly identify yourself to our judges of election.

However, if you attend our 2012 annual meeting of stockholders in person and do not submit a ballot, our proxies will vote the proxy you most recently submitted to them in accordance with the instructions you provided on your proxy.

If a bank, broker, nominee or other person is the holder of record of the shares you own, you should follow the instructions of the bank, broker, nominee or other holder of record as to how you may revoke your proxy.

If you have any questions about our 2012 annual meeting of stockholders or voting your shares, please call Jeffrey D. Miller, our senior vice president and chief financial officer, at 1-800-877-0600 or e-mail Mr. Miller at jeffmiller@donegalgroup.com.

STOCK OWNERSHIP

Our Principal Stockholders

The table below lists each person whom we believe beneficially owned 5% or more of the outstanding shares of our Class A common stock or 5% or more of the outstanding shares of our Class B common stock at the close of business on March 2, 2012.

Name of Individual or Identity of Group	Class A Shares Beneficially Owned	Percent of Class A Common Stock	Class B Shares Beneficially Owned	Percent of Class B Common Stock
Donegal Mutual Insurance Company 1195 River Road Marietta, PA 17547	7,755,953	38.8	4,199,239	75.3
Gregory M. Shepard(1) 7028 Portmarnock Place Bradenton, FL 34202	3,602,900	18.0	397,100	7.1
Dimensional Fund Advisors LP(2) 1299 Ocean Avenue Santa Monica, CA 90401	1,410,683	7.1	—	—

(1)	Mr. Shepard reported the ownership information shown in the above table in a Schedule 13D/A he filed with the Securities and Exchange Commission, or the SEC, on November 9, 2011.

(2)	Dimensional Fund Advisors LP reported the ownership information shown in the above table in a Schedule 13G/A it filed with the SEC on February 14, 2012. Dimensional Fund Advisors LP disclaims beneficial ownership of these shares.

Our Directors and Executive Officers

The following table shows the amount and percentage of our outstanding Class A common stock and our outstanding Class B common stock that each of our directors and nominees for director, each of our named executive officers and all of our executive officers, nominees for director and directors as a group owned beneficially at the close of business on March 2, 2012. The total shown for each person includes shares the person owned jointly, in whole or in part, with the person’s spouse, or individually by the person’s spouse and shares purchasable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days of March 2, 2012. Ownership is less than 1% unless otherwise indicated. The business address of each of our officers and directors is c/o Donegal Group Inc., 1195 River Road, Marietta, Pennsylvania 17547.

Name of Individual or Identity of Group	Class A Shares Beneficially Owned	Percent of Class A Common Stock	Class B Shares Beneficially Owned	Percent of Class B Common Stock
Directors and Nominees for Director:
Donald H. Nikolaus(1)	809,230	4.0%	186,375	3.3%
Robert S. Bolinger	24,577	—	1,450	—
Patricia A. Gilmartin	24,196	—	—	—
Philip H. Glatfelter, II	28,996	—	3,276	—
Jack L. Hess	18,241	—	—	—
Kevin M. Kraft, Sr.	23,303	—	—	—
John J. Lyons	62,973	—	1,776	—
Jon M. Mahan	21,455	—	—	—
S. Trezevant Moore, Jr.	20,122	—	1,000	—
R. Richard Sherbahn	24,235	—	677	—
Richard D. Wampler, II	22,290	—	—	—
Executive Officers:
Kevin G. Burke	98,333	—	—	—
Cyril J. Greenya	102,838	—	820	—
Jeffrey D. Miller	122,884	—	582	—
Robert G. Shenk	114,763	—	—	—
Daniel J. Wagner	127,974	—	166	—

All directors and executive officers as a group (16 persons)	1,646,410	7.8%	196,122	3.5%

(1)	Includes 166,369 shares of Class A common stock and 3,938 shares of Class B common stock owned at March 2, 2012 by a family foundation of which Mr. Nikolaus is trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that each of our executive officers, each of our directors and each holder of 10% or more of our Class A common stock or 10% or more of our Class B common stock report such person’s ownership of our Class A common stock and our Class B common stock to the SEC. Such persons also must file statements of changes in such ownership with the SEC within two days of a change in such person’s ownership of our Class A common stock or our Class B common stock. Our executive officers and directors have advised us in writing that each of them made all of his or her required filings on a timely basis during 2011.

We have reviewed, with the assistance of Duane Morris LLP, our outside counsel, Mr. Shepard’s Form 3 and Form 4 filings with the SEC during 2011. We believe, based upon the written advice of Duane Morris LLP, that Mr. Shepard filed his initial report on Form 3 approximately 13 months after he became a 10% beneficial owner of our Class A common stock. We further believe, based upon the written advice of Duane Morris LLP, that Mr. Shepard did not report on a timely basis pursuant to Section 16(a) of the Exchange Act 146 separate transactions during 2010 and 2011 in which Mr. Shepard purchased shares of our Class A common stock or shares of our Class B common stock. Finally, Mr. Shepard did not file a Form 5 with respect to his purchases of our shares of Class A common stock and Class B common stock by the requisite filing date of February 14, 2012. We note, for the record, that the files available for public inspection at the SEC indicate that Mr. Shepard has subsequently reported his ownership and purchases of shares of our Class A common stock and our Class B common stock we list above.

THE RELATIONSHIP OF DONEGAL MUTUAL AND DGI

Introduction

A group of local residents and business owners in Lancaster County, Pennsylvania formed Donegal Mutual in 1889 to provide property and casualty insurance. Now, 123 years later, Donegal Mutual has succeeded and grown to have approximately $334.0 million in total assets and surplus of approximately $176.0 million. In addition, Donegal Mutual has a two-thirds ownership interest in DGI, which, at December 31, 2011, had total assets of approximately $1.3 billion and stockholders’ equity of approximately $383.0 million. Donegal Mutual and we now conduct business in 22 Mid-Atlantic, Midwestern, New England and Southern states. An important part of our business culture is to maintain and strengthen our founding principles and values.

Since we established Atlantic States in 1986, Donegal Mutual and our insurance subsidiaries have conducted business together, while retaining their separate legal and corporate existences. As such, Donegal Mutual and our insurance subsidiaries share the same business philosophies, the same management, the same employees and the same facilities and offer the same types of insurance products. We believe Donegal Mutual’s majority voting interest in us fosters our ability to implement our business philosophies, enjoy management continuity, maintain superior employee relations and provide a stable environment within which we can grow our businesses.

In addition, as the Donegal Insurance Group, Donegal Mutual and our insurance subsidiaries share a combined business plan to achieve market penetration and underwriting profitability objectives. The products Donegal Mutual and our insurance subsidiaries offer are generally complementary, which permits the Donegal Insurance Group to offer a broad range of products in a given market and to expand the Donegal Insurance Group’s ability to service an entire personal lines or commercial lines account. Distinctions within the products Donegal Mutual and our insurance subsidiaries offer generally relate to specific risk profiles within similar classes of business, such as preferred tier products versus standard tier products. Donegal Mutual and we do not allocate all of the standard risk gradients to one company. As a result, the underwriting profitability of the business the individual companies write directly will vary. However, since the underwriting pool homogenizes the risk characteristics of all business Donegal Mutual and our insurance subsidiaries write directly, Donegal Mutual and Atlantic States share the underwriting results in proportion to their respective participation in the underwriting pool. We receive 80% of the results of the underwriting pool because Atlantic States has an 80% participation in the pool. The business Atlantic States derives from the pool represents a significant percentage of our total revenues. However, that percentage has gradually decreased over the past few years as we have acquired a number of other companies in other jurisdictions that do not participate in the underwriting pool.

Since 1986, Donegal Mutual and our insurance company subsidiaries have conducted business together as the Donegal Insurance Group. During 2011, A.M. Best Company reported that the Donegal Insurance Group ranked as the 103rd largest property and casualty insurance group in the United States based on 2010 net premiums written. In addition, in 2011 A.M. Best Company affirmed the Donegal Insurance Group A.M. Best rating of A (Excellent).

From time to time, the board of directors of Donegal Mutual and our board of directors review our structure and relationships. As a result of the foregoing actions, both boards of directors believe, as of the date of this proxy statement, that the Donegal Mutual-DGI structure continues to be appropriate for our respective businesses and operations.

Our Formation

In the mid-1980s, Donegal Mutual recognized the desirability, as a mutual insurance company, of developing additional sources of capital and surplus so it could remain competitive and have the surplus to expand its business and ensure its long-term viability. Donegal Mutual determined to implement a downstream holding company structure as one of its business strategies. Accordingly, in 1986, Donegal Mutual formed us as a downstream holding company. Initially, Donegal Mutual owned all of our outstanding common stock. We in turn formed Atlantic States as our wholly owned property and casualty insurance company subsidiary. We subsequently effected a public offering in September 1986 to provide the surplus necessary to support the business Atlantic States began to receive on October 1, 1986 as its share under a proportional reinsurance agreement, or the pooling agreement, between Donegal Mutual and Atlantic States that became effective on that date.

Under the pooling agreement, Donegal Mutual and Atlantic States pool substantially all of their respective premiums, losses and loss expenses. Donegal Mutual then cedes 80% of the pooled business to Atlantic States. Our insurance subsidiaries pay dividends to us annually. During the year ended December 31, 2011, our insurance subsidiaries paid a total of $16.0 million in dividends to us. These dividends are the major source of the funds we utilize to pay quarterly cash dividends to our stockholders. Donegal Mutual received $5.6 million in dividends from us during the year ended December 31, 2011.

As the capital of Atlantic States and our other insurance subsidiaries has increased, the underwriting capacity of our insurance subsidiaries, including Atlantic States, has proportionately increased. The size of the underwriting pool has increased substantially. Therefore, as we originally planned in the mid-1980s, Atlantic States has successfully raised the capital necessary to support the growth of its direct business as well as accept increases in its allocation of business from the underwriting pool. Atlantic States’ allocation of the pooled business has increased from an initial allocation of 35% in 1986 to an 80% allocation since March 1, 2008. We do not anticipate any further change in the pooling agreement between Atlantic States and Donegal Mutual in the foreseeable future, including any change in the participation of Atlantic States in the underwriting pool.

We recapitalized in April 2001. We effected a one-for-three reverse stock split of our common stock and renamed it Class B common stock and issued two shares of our Class A common stock as a stock dividend for each post-reverse stock split share of our Class B common stock. Our Class A common stock has one-tenth of a vote per share and our Class B common stock has one vote per share. As a result of the reverse split and the stock dividend, each of our stockholders at April 19, 2001 continued to own the same number of shares of our common stock, with one-third of the shares being shares of our Class B common stock and two-thirds of the shares being shares of our Class A common stock. As a result, the relative voting power and equity interest of our then stockholders remained constant. Donegal Mutual’s continued ownership of more than a majority of the voting power of our outstanding common stock better enables us to maintain our long-term relationship with Donegal Mutual, which our board of directors believes is a central part of our business strategy.

We effected our recapitalization because we believe a capital structure that has more than one class of publicly traded securities offers us a number of benefits. The principal benefit from our recapitalization is our ability to issue our Class A common stock or securities convertible into or exchangeable for our Class A common stock for financing, acquisition and compensation purposes without materially adversely affecting the relative voting power of any of our stockholders, including Donegal Mutual. At the time of our recapitalization, our board of directors recognized that our recapitalization was likely to favor longer-term investors, including Donegal Mutual, and could discourage attempts to acquire us, which our board of directors believed to be remote in any event because Donegal Mutual has owned more than a majority of the voting power of our common stock since our formation in 1986.

Every holder of our Class A common stock and our Class B common stock has invested in our Class A common stock and our Class B common stock with the prior knowledge and consistent disclosure that Donegal Mutual had, since our formation, greater-than-majority voting control of us for the reasons we discuss in this proxy statement, and that Donegal Mutual intends to retain that greater-than-majority voting control for the long-term future because it believes that greater-than-majority voting control is in our long-term best interests and the long-term best interests of Donegal Mutual.

We believe our relationships with Donegal Mutual since 1986 have made a substantial contribution to our growth, financial condition and success in the property and casualty insurance industry and will continue to be a benefit to us, to our stockholders and to the policyholders of our insurance subsidiaries for the long-term future. These relationships provide us and our insurance subsidiaries with many advantages. We believe these advantages include the following:

•	enabling our stable management, the consistent underwriting discipline of our insurance subsidiaries, external growth, long-term profitability and financial strength;

•	creating operational and expense synergies from the combination of resources and integrated operations of Donegal Mutual and our insurance subsidiaries;

•

enhancing our opportunities to expand by acquisition because of the ability of Donegal Mutual to affiliate with and acquire control of other mutual insurance companies and, thereafter, demutualize them and combine them with us;

•	producing more stable and uniform underwriting results for our insurance subsidiaries over extended periods of time than we could achieve without our relationship with Donegal Mutual;

•

providing opportunities for growth because of the ability of Donegal Mutual to enter into reinsurance agreements with other mutual insurance companies and place the business it assumes into the pooling agreement; and

•	providing Atlantic States with a significantly larger underwriting capacity because of the underwriting pool Donegal Mutual and Atlantic States have maintained since 1986.

In the latter portion of the fourth quarter of 2011 and the first quarter of 2012, the board of directors of Donegal Mutual undertook a review of the relationships between Donegal Mutual and DGI and determined that continuing the current relationships and the current corporate structure of Donegal Mutual and DGI is in the best interest of Donegal Mutual and its various constituencies.

We refer to our Form 10-K Annual Report for the fiscal year ended December 31, 2011 for a discussion of our business strategy.

The Coordinating Committee

Donegal Mutual and we have maintained a coordinating committee since our formation in 1986. The coordinating committee consists of two members of our board of directors, neither of whom is a member of Donegal Mutual’s board of directors, and two members of Donegal Mutual’s board of directors, neither of whom is a member of our board of directors. The purpose of the coordinating committee is to establish and maintain a process for an ongoing evaluation of the transactions between Donegal Mutual, our insurance subsidiaries and us.

Any new agreement between Donegal Mutual and us or one of our insurance subsidiaries, or any change to an existing agreement between Donegal Mutual and us or one of our insurance subsidiaries, is also subject to the applicable provisions of the Pennsylvania Insurance Company Law of 1921, as amended, and the Pennsylvania Insurance Holding Company Act, or the PHCA. The coordinating committee utilizes the following process in considering whether to approve a new agreement between Donegal Mutual and us or one of our insurance subsidiaries or a change in an existing agreement between Donegal Mutual and us or one of our insurance subsidiaries:

•	a new agreement or a change to an existing agreement must receive coordinating committee approval. The coordinating committee will only approve a new agreement or a change in an existing agreement if:

•	both of our members on the coordinating committee determine that the new agreement or the change in an existing agreement is fair and equitable to us and in the best interests of our stockholders; and

•

both of Donegal Mutual’s members on the coordinating committee determine that the new agreement or the change in an existing agreement is fair and equitable to Donegal Mutual and in the best interests of Donegal Mutual’s policyholders;

•	the new agreement or the change in an existing agreement is approved by our board of directors; and

•	the new agreement or the change in an existing agreement is approved by Donegal Mutual’s board of directors.

The coordinating committee also meets annually to review each existing agreement and transaction between Donegal Mutual and us or our insurance subsidiaries, including a number of reinsurance agreements between Donegal Mutual and our insurance subsidiaries. The purpose of this annual review is to examine the results of the reinsurance agreements over the immediately preceding year and for the five preceding years and to determine if the results of the existing agreements between Donegal Mutual and us remain fair and equitable to us and our stockholders and fair and equitable to Donegal Mutual and its policyholders or if Donegal Mutual and we should mutually agree to certain adjustments. In the case of these reinsurance agreements, the adjustments typically relate to the reinsurance premiums, losses and reinstatement premiums. These agreements are ongoing in nature and will continue in effect throughout 2012 in the ordinary course of business.

Robert S. Bolinger and John J. Lyons serve as our members of the coordinating committee. See “Proposal 1 — Election of Directors” for certain information about Messrs. Bolinger and Lyons. Dennis J. Bixenman and John E. Hiestand serve as Donegal Mutual’s members of the coordinating committee. Certain information about Messrs. Bixenman and Hiestand is as follows:

Mr. Bixenman, age 65, has been a director of Donegal Mutual since 2007 and is currently a vice president and senior consultant at Williams & Company Consulting, Inc., an environmental and business consulting firm with its headquarters in Sioux City, Iowa. Mr. Bixenman is a certified public accountant with extensive experience in auditing and preparing financial statements. Mr. Bixenman beneficially owns 1,955 shares of our Class A common stock. As director compensation in 2011, Donegal Mutual paid Mr. Bixenman cash fees of $43,700 and issued 311 shares of Class A common stock to him as a restricted stock award.

Mr. Hiestand, age 73, has been a director of Donegal Mutual since 1983 and has been a self-employed provider of insurance administrative services for over 20 years. Mr. Hiestand served as a director of Central Savings and Loan Association in Columbia, Pennsylvania from 1982 to 1992. Mr. Hiestand beneficially owns 6,326 shares of our Class A common stock and 157 shares of our Class B common stock. As director compensation in 2011, Donegal Mutual paid Mr. Hiestand cash fees of $38,250 and issued 311 shares of Class A common stock to him as a restricted stock award.

The Relationship of Donegal Mutual and DGI

Donegal Mutual provides facilities, personnel and other services to us and our insurance subsidiaries. Donegal Mutual allocates certain related expenses to Atlantic States in accordance with the relative participation of Donegal Mutual and Atlantic States in the pooling agreement. Our insurance subsidiaries other than Atlantic States reimburse Donegal Mutual for their respective personnel costs and bear their proportionate share of information services costs based on their written insurance premiums compared to the total written insurance premiums of the Donegal Insurance Group. Charges for these services totaled $64.7 million in 2011, compared to $64.0 million in 2010.

We lease office equipment and automobiles to Donegal Mutual and Southern. Donegal Mutual and Southern made total lease payments to us of $957,353 in 2011, compared to $922,937 in 2010.

Donegal Mutual and Atlantic States participate in an underwriting pool. Both companies cede substantially all of their respective premiums, losses and loss expenses and receive an allocated percentage of their combined underwriting results. The underwriting pool excludes certain intercompany reinsurance Donegal Mutual assumes from our insurance subsidiaries. Since March 1, 2008, Atlantic States has had an 80% share of the results of the underwriting pool and Donegal Mutual has had a 20% share of the results of the underwriting pool.

Donegal Mutual and Atlantic States may amend or terminate the pooling agreement at the end of any calendar year by mutual agreement, subject to approval by the boards of directors of Donegal Mutual and Atlantic States and by the coordinating committee. Our 2011 annual report to stockholders contains additional information describing the underwriting pool.

In addition to the pooling agreement and third-party reinsurance agreements, our insurance subsidiaries have various ongoing reinsurance agreements with Donegal Mutual. These agreements include:

•

Donegal Mutual and Peninsula have a quota-share reinsurance agreement under which Peninsula transfers to Donegal Mutual 100% of the premiums and losses related to the workers’ compensation product line Peninsula writes in certain states. Peninsula offers workers’ compensation insurance in those states in order to provide the Donegal Insurance Group with an additional pricing tier because any one insurance company may only offer a single pricing tier in that state.

•

Donegal Mutual and Southern maintain a quota-share reinsurance agreement that transfers to Southern 100% of the premiums and losses related to certain personal lines products Donegal Mutual offers in Virginia through the use of Donegal Mutual’s automated policy quotation and policy issuance system.

•

Donegal Mutual and Le Mars have a quota-share reinsurance agreement under which Donegal Mutual transfers to Le Mars 100% of the premiums and losses related to certain products Donegal Mutual offers in certain Midwest states. This reinsurance facilitates the offering of additional complementary products to Le Mars’ commercial accounts.

•

Donegal Mutual also maintains 100% retrocessional reinsurance agreements with Southern and Le Mars. The original purpose of these agreements was to permit Southern and Le Mars to share Donegal Mutual’s A.M. Best rating of A (Excellent). The retrocessional reinsurance agreements do not otherwise provide for pooling or reinsurance with or by Donegal Mutual and do not transfer insurance risk to Donegal Mutual for financial and accounting purposes. In addition, Donegal Mutual and we have a capital support agreement with Sheboygan that permits Sheboygan to share Donegal Mutual’s A.M. Best rating of A (Excellent).

•

Donegal Mutual and MICO maintain a quota-share reinsurance agreement that transfers 25% of MICO’s business to Donegal Mutual. Because of the reinsurance pooling agreement between Donegal Mutual and us, we receive an 80% allocation, or 20%, of the MICO business Donegal Mutual reinsures.

The coordinating committee annually reviews each of the agreements and transactions we describe above between Donegal Mutual and our insurance subsidiaries and the results thereof to each of Donegal Mutual and us for the most recent year and for the past five years. In February 2012, the coordinating committee reviewed the terms of such agreements and certain amendments to the premiums payable and retentions involved. As so amended, the coordinating committee approved the agreements and determined that the agreements and transactions were fair and equitable to us and our stockholders and fair and equitable to Donegal Mutual and its policyholders. Accordingly, the coordinating committee unanimously approved the terms of such agreements and transactions for 2012.

We refer you to note 3 of the notes to our consolidated financial statements we include in our 2011 annual report to stockholders for further information about the reinsurance agreements between Donegal Mutual and our insurance subsidiaries. The intent of these catastrophe and excess of loss reinsurance agreements is to lessen the effects of a single large loss, or an accumulation of smaller losses arising from one event, to levels that are appropriate given each insurance subsidiary’s size, underwriting profile and surplus capacity.

We own 48.2% and Donegal Mutual owns 51.8% of Donegal Financial Services Corporation, or DFSC. Each of Donegal Mutual, DGI and DFSC constitute grandfathered unitary savings and loan holding companies under the federal banking laws. On May 6, 2011, Union National Financial Corporation, or UNNF, a bank holding company headquartered in Lancaster, Pennsylvania, merged with and into DFSC, with DFSC as the surviving corporation. On the same date, Union National Community Bank, a national banking association headquartered in Lancaster, Pennsylvania and a subsidiary of UNNF, merged with and into Province Bank FSB, a federal savings bank and a subsidiary of DFSC. Upon the merger, Province Bank FSB changed its name to Union Community Bank FSB and continued its status as a federal savings bank. UCB is currently in the process of converting to a Pennsylvania-chartered stock savings bank. Donegal Mutual and we believe such a conversion would be beneficial. At December 31, 2011, UCB had total assets of $533.2 million, total deposits of $454.9 million and total loans of $342.9 million. Donegal Mutual and we conduct routine banking operations in the ordinary course of business with UCB.

Donegal Mutual leases 3,600 square feet in a Donegal Mutual-owned building in Marietta, Pennsylvania to UCB. In addition, UCB leases 3,000 square feet of space in a building in Lancaster, Pennsylvania from DFSC. Both leases provide for an annual rent based on an independent appraisal. Donegal Mutual and UCB are also parties to an administrative services agreement whereby Donegal Mutual provides various human resources services, principally payroll and employee benefits administration, administrative support, facility and equipment maintenance services and purchasing, to UCB, subject to the overall limitation that the costs Donegal Mutual charges to UCB may not exceed the costs of independent vendors for similar services and further subject to annual maximum cost limitations specified in the administrative services agreement.

The Risk Management Committee

Donegal Mutual and we maintain a risk management committee. The risk management committee consists of 14 officers of Donegal Mutual, seven of whom are also executive officers of DGI. The purpose of the risk management committee is to assess and monitor the major strategic, operational, regulatory, informational and external risks that affect the business Donegal Mutual and we transact and Donegal Mutual’s and our internal and external resources for assessing and controlling such risk.

The responsibilities of the risk management committee include:

•	evaluating the effectiveness of our assessment and management of risk;

•	developing and recommending policies and procedures relating to risk assessment, risk management and risk reporting;

•	assessing our risk management, compliance and control activities and the adequacy of such activities in identifying our risks; and

•	reporting periodically to our respective boards of directors.

Our risk management committee meets quarterly and annually evaluates its performance of its responsibilities.

CORPORATE GOVERNANCE

Our board of directors has adopted corporate governance guidelines to assist the committees of our board of directors in the discharge of their respective responsibilities. Each committee of our board of directors has a written charter that sets forth the purposes, goals and responsibilities of the committee as well as the qualifications for committee membership, procedures for the appointment and removal of committee members, committee structure and operations and committee reporting to our board of directors. You may view the charters of our executive committee, our audit committee, our nominating committee and our compensation committee on our website at www.donegalgroup.com. The charters of the committees of our board of directors provide our stockholders with a description of the manner in which our board of directors and its committees function.

The Composition of Our Board of Directors

Our by-laws provide the number of members of our board of directors cannot be less than seven nor more than twelve. Our board of directors fixes the size of our board of directors within these limits and may increase or decrease the size of our board of directors from time to time. Currently, our board of directors has fixed the number of directors at 11. Our board of directors has three classes, with terms expiring at successive annual meetings.

Because Donegal Mutual owns more than a majority of the combined voting power of our outstanding shares of Class A common stock and our outstanding shares of Class B common stock, we constitute a “controlled company” under applicable NASDAQ regulations. As a controlled company, we are exempt from a number of NASDAQ corporate governance requirements, including the requirement that a majority of the members of our board of directors be independent.

The composition of our board of directors is, however, subject to the corporate governance rules of the PHCA. The PHCA requires that the board of directors of a Pennsylvania-domiciled insurance company or a company that controls a Pennsylvania-domiciled insurance company, such as we do, maintain a committee or committees that undertake certain corporate governance responsibilities. The PHCA further requires that the members of these committees be solely directors who are not officers or employees of the Pennsylvania-domiciled insurance company or its holding company and who do not own beneficially a 10% or greater interest in the voting stock of such insurance company or its holding company. We maintain an audit committee, a compensation committee and a nominating committee that comply with the requirements of the PHCA.

Pursuant to the PHCA, the committees of our board of directors annually discharge each of the following responsibilities:

•	recommend the appointment of an independent registered public accounting firm for our insurance company subsidiaries;

•	review the financial condition of our insurance company subsidiaries;

•	review the scope and results of the independent audit and any internal audit of our insurance company subsidiaries;

•	nominate candidates for election as directors by stockholders; and

•	evaluate the performance of the principal officers of our insurance company subsidiaries and recommend to their boards of directors the selection and compensation of their principal officers.

The Committees of Our Board of Directors

We expect our directors to attend meetings of our board of directors, meetings of the committees of our board of directors on which they serve and meetings of our stockholders. We expect our directors to devote the time necessary to fulfill their responsibilities as directors. During 2011, each of our directors attended 75% or more of the meetings of our board of directors and of the meetings of the committees of our board of directors on which that director serves. All of the members of our board of directors attended our 2011 annual meeting of stockholders. Each of the committees of our board of directors has a written charter that stockholders may view on our website. Our website address is www.donegalgroup.com. Each of the committees of our board of directors reviews its charter annually. On March 5, 2012, the compensation committee adopted certain non-substantive changes to its charter.

Our board of directors has delegated some of its authority to the following four committees of our board of directors:

•	the executive committee;

•	the audit committee;

•	the nominating committee; and

•	the compensation committee.

In addition, together with Donegal Mutual, we jointly maintain a coordinating committee. We refer you to “The Relationship of Donegal Mutual and DGI — The Coordinating Committee.”

The following table shows the number of meetings each committee of our board of directors held in 2011 and the attendance of the members of those committees at their meetings. Mrs. Gilmartin and Mr. Moore are not currently serving as a member of any of the committees of our board of directors.

	Executive	Audit	Nominating	Compensation
Number of Meetings Held in 2011	11	11	1	7
Robert S. Bolinger	—	11	—	—
Philip H. Glatfelter, II	11	—	1	7
Jack L. Hess(1)	—	8	—	—
Kevin M. Kraft(2)	—	—	—	—
John J. Lyons(3)	—	11	—	4
Jon M. Mahan	—	—	1	—
Donald H. Nikolaus	11	—	—	—
R. Richard Sherbahn	11	—	1	7
Richard D. Wampler, II(3)	—	11	—	4

(1)	Mr. Hess has attended all meetings since becoming a member of the audit committee during 2011.

(2)	Mr. Kraft became a member of the nominating committee on April 21, 2011 after the nominating committee already held its meeting on February 23, 2011.

(3)	Messrs. Lyons and Wampler have each attended all meetings since becoming members of the compensation committee during 2011.

The Executive Committee of Our Board of Directors

Members: Messrs. Glatfelter, Nikolaus (Chairperson) and Sherbahn. The executive committee has the authority to take all action that our full board of directors can take, consistent with the DGCL, our certificate of incorporation and our by-laws, between meetings of our board of directors.

The responsibilities of the executive committee include:

•	exercising all powers and authority of our board of directors between meetings of our board of directors to the extent consistent with the DGCL and our governing documents;

•	consulting with and advising management on our general business, operational, administrative and legal affairs;

•	consulting with and advising management on the development of our company policies;

•	considering other matters which management may bring to the executive committee from time to time; and

•	performing such other functions as our board of directors may specifically delegate to the executive committee from time to time.

The Audit Committee of Our Board of Directors

Members: Messrs. Bolinger, Hess, Lyons and Wampler (Chairperson). Each member of our audit committee satisfies the independence requirements of the SEC and the PHCA and is in compliance with applicable provisions of the PHCA and the Sarbanes-Oxley Act of 2002. Mr. Wampler, who is a certified public accountant, serves as the financial expert member of our audit committee.

The responsibilities of the audit committee include:

•	appointing our independent registered public accounting firm;

•	reviewing the scope and results of the audit of our financial statements by our independent registered public accounting firm and any internal audit;

•	reviewing all of our periodic filings with the SEC and press releases;

•	reviewing related party transactions other than those transactions subject to review by our coordinating committee; and

•	reviewing the adequacy of our accounting, financial, internal and operating controls.

The Nominating Committee of Our Board of Directors

Members: Messrs. Glatfelter (Chairperson), Kraft, Mahan and Sherbahn.

The responsibilities of the nominating committee include:

•	identifying individuals the nominating committee believes are qualified to serve as members of our board of directors;

•	recommending nominees to stand for election to our board of directors;

•	considering candidates nominated by other stockholders for election as members of our board of directors;

•	evaluating the self-evaluations each of the committees of our board of directors submit to us annually; and

•	providing our board of directors with an annual performance evaluation of our nominating committee.

The Compensation Committee of Our Board of Directors

Members: Messrs. Glatfelter, Lyons (Chairperson), Sherbahn and Wampler. Because the employees who provide services to us are employees of Donegal Mutual, for reasons of efficiency and cost savings and because our insurance subsidiaries are members of the Donegal Insurance Group along with Donegal Mutual, our compensation committee and the compensation committee of Donegal Mutual conduct joint meetings from time to time. The members of the Donegal Mutual compensation committee, as of the date of this proxy statement, are Scott A. Berlucchi (Chairperson), Philip H. Glatfelter, II, Jack L. Hess and R. Richard Sherbahn. Following these joint meetings, our compensation committee meets and makes compensation determinations with respect to our executive officers and other employees.

The responsibilities of the compensation committee include:

•	the annual review of the guidelines for compensation increases for all of our employees;

•	the annual review of the compensation of our executive officers;

•	recommendations to our board of directors from time to time as to grants of stock options to employees; and

•	the oversight of the employee benefit plans Donegal Mutual and we maintain.

See “Executive Compensation Discussion and Analysis” for further information.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is a former or current officer of Donegal Mutual or us, nor does any member of the compensation committee have any other interlocking relationships, based on current SEC rules and regulations.

Related Person Transactions

We have a written related person policy regarding the review, approval or ratification of transactions between us and our executive officers, directors and 10% or greater stockholders. SEC rules and regulations require us to disclose specified information reporting any related person transactions in this proxy statement and certain other filings we submit to the SEC. This policy applies, in our case, to any transactions with related parties with the exception of those transactions between Donegal Mutual and us or our insurance subsidiaries that require the prior approval of our coordinating committee. See “The Relationship of Donegal Mutual and DGI — The Coordinating Committee.” Our related person policy establishes procedures for our approval of transactions between us and related persons because we recognize that related person transactions can present a heightened risk of a conflict of interest and can create the appearance of impropriety. Applicable SEC regulations define a “related person” as including our directors, our executive officers, holders of 5% or more of our Class A common stock or our Class B common stock and each of the immediate family members of those persons. Our policy requires that all proposed related person transactions must receive the approval of our audit committee before we can enter into the transaction. In addition, if the transaction continues for more than one year, our audit committee must annually approve the continuation of the transaction.

Donald H. Nikolaus, our president and a member of our board of directors and the president and a director of Donegal Mutual, is a partner in the law firm of Nikolaus & Hohenadel. Such firm has served as general counsel to Donegal Mutual since 1970 and as our general counsel since 1986, principally in connection with the defense of claims litigation arising in Lancaster, Dauphin and York counties of Pennsylvania. We pay such firm its customary fees for such services. We paid Nikolaus & Hohenadel legal fees of $420,760 in 2010 and $418,818 in 2011.

Patricia A. Gilmartin, one of our directors and a director of Donegal Mutual, is an employee of Associated Donegal Insurance Brokers. That firm has no affiliation with us except that it receives insurance commissions in the ordinary course of business from our insurance subsidiaries and Donegal Mutual in accordance with their standard commission schedules and agency contracts.

Frederick W. Dreher, a director of Donegal Mutual since December 19, 1996, has been a partner in the law firm of Duane Morris LLP since 1970. Since 1986, Duane Morris LLP has represented us, our insurance subsidiaries and Donegal Mutual in certain legal matters. We pay Duane Morris LLP its customary fees for such services. We, Donegal Mutual and DFSC paid Duane Morris LLP legal fees of $2,555,384 in 2010 and $2,647,838 in 2011.

Director Compensation

Our objectives for our director compensation program are to attract highly-qualified individuals to serve on our board of directors and to align the interests of our directors with the interests of our stockholders. The compensation committee reviews our director compensation program annually to confirm that the compensation of the members of our board of directors remains competitive and appropriate and to recommend any changes it proposes to our board of directors.

Compensation Type		Amount	Form of Payment
Annual Retainer	Base Retainer	$41,000	$35,000 in cash and an annual grant of 400 restricted shares of Class A common stock with an estimated value of $6,000
	Additional retainer amount for each committee meeting attended	$250	Cash
	Additional retainer amount for each audit committee meeting attended	$500	Cash
Periodic Equity Grant	When we grant options to our executive personnel, we typically also grant options to our directors exercisable for ten years at a price not less than the closing market price on the date of grant	—	Non-qualified stock options

Under our equity incentive plan for directors, each of our directors and each director of Donegal Mutual who is not also one of our directors receives an annual restricted stock award. In 2012, we increased the amount of the annual award from 311 shares of our Class A common stock to 400 shares of our Class A common stock. We grant the award to each director as of the first business day of each year, provided the director served as a member of our board of directors or the board of directors of Donegal Mutual during any portion of the preceding year. Each of our directors and each of the directors of Donegal Mutual is also eligible to receive non-qualified options to purchase shares of our Class A common stock in an amount our board of directors determines from time to time. Donegal Mutual reimburses us for the restricted stock awards granted to those directors of Donegal Mutual who are not also members of our board of directors.

The following table sets forth a summary of the compensation we paid to our non-officer directors during 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Robert S. Bolinger	45,000	4,503	22,800	72,303
Patricia A. Gilmartin	38,500	4,503	22,800	65,803
Philip H. Glatfelter, II	94,950	4,503	22,800	122,253
Jack L. Hess	43,000	4,503	22,800	70,303
Kevin M. Kraft, Sr.	40,000	4,503	22,800	67,303
John J. Lyons	45,750	4,503	22,800	73,053
Jon M. Mahan	39,750	4,503	22,800	67,053
S. Trezevant Moore, Jr.	39,500	4,503	22,800	66,803
R. Richard Sherbahn	45,450	4,503	22,800	72,753
Richard D. Wampler, II	45,750	4,503	22,800	73,053

The following table summarizes the outstanding equity awards our directors held at December 31, 2011, excluding the awards our chief executive officer, Mr. Nikolaus, holds, which we report elsewhere in this proxy statement:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	(#) Exercisable	(#) Unexercisable
Robert S. Bolinger	7,500	—	17.50	7/17/2013	311	4,404
	3,333	6,667	14.00	7/15/2015
	—	12,000	12.50	7/27/2021
Patricia A. Gilmartin	7,500	—	17.50	7/17/2013	311	4,404
	3,333	6,667	14.00	7/15/2015
	—	12,000	12.50	7/27/2021
Philip H. Glatfelter, II	7,500	—	17.50	7/17/2013	311	4,404
	3,333	6,667	14.00	7/15/2015
	—	12,000	12.50	7/27/2021
Jack L. Hess	3,333	6,667	14.00	7/15/2015	311	4,404
	—	12,000	12.50	7/27/2021
Kevin M. Kraft, Sr.	7,500	—	17.50	7/17/2013	311	4,404
	3,333	6,667	14.00	7/15/2015
	—	12,000	12.50	7/27/2021
John J. Lyons	7,500	—	17.50	7/17/2013	311	4,404
	3,333	6,667	14.00	7/15/2015
	—	12,000	12.50	7/27/2021
Jon M. Mahan	7,500	—	17.50	7/17/2013	311	4,404
	3,333	6,667	14.00	7/15/2015
	—	12,000	12.50	7/27/2021
S. Trezevant Moore, Jr.	7,500	—	17.50	7/17/2013	311	4,404
	3,333	6,667	14.00	7/15/2015
	—	12,000	12.50	7/27/2021
R. Richard Sherbahn	7,500	—	17.50	7/17/2013	311	4,404
	3,333	6,667	14.00	7/15/2015
	—	12,000	12.50	7/27/2021
Richard D. Wampler, II	7,500	—	17.50	7/17/2013	311	4,404
	3,333	6,667	14.00	7/15/2015
	—	12,000	12.50	7/27/2021

In addition to the compensation we describe above, we reimburse our directors for expenses they incur in connection with attendance at meetings of our board of directors, committees and stockholders.

Our Code of Business Conduct and Ethics

We operate pursuant to our code of business conduct and ethics because it is important to us to conduct our business with integrity and with the trust of the people with whom we do business. Our code of business conduct and ethics provides guidance to our employees and independent agents who deal with the legal and ethical issues that arise in our business dealings with others. You may view our code of business conduct and ethics on our website at www.donegalgroup.com.

We also maintain an internal audit department that evaluates our business and financial processes and controls and reports regularly to the audit committee of our board of directors.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2011 Performance Review

In a year marked by an unusual frequency of severe storms, intense competition and a poor economic climate in the United States, our results of operations for 2011 were below our historical expectations, as were our results of operations for 2010. We did, however, maintain our strong financial condition in 2011. The following table illustrates our net revenues and our results of operations for the year ended December 31, 2011 and the price of our Class A common stock at December 31, 2011 compared to the same data at December 31, 2010.

	2011	2010	% Change
Total revenues	$475.0 million	$408.5 million	16.3%
Net income	453,000	11.5 million	-96.1
Class A stock price at year end	14.16	14.48	-2.2

Stock Option Grants

On July 27, 2011, our board of directors granted stock options to our named executive officers and to our directors; each stock option vests in three equal installments during the first three years. Each stock option has a term of ten years and is exercisable at a price not less than the closing price of our Class A common stock on the date of grant:

Name of Grantee	Number of Shares Purchasable	Exercise Price
Donald H. Nikolaus	200,000	$12.50
Each other named executive officer	75,000	12.50
Each director other than Mr. Nikolaus	12,000	12.50

Summary of the 2011 Compensation of Our Named Executive Officers

The compensation of our named executive officers in 2011 consisted of two principal elements:

•	a base salary; and

•	long-term incentive compensation in the form of stock options.

We paid no incentive bonuses in 2011 to our named executive officers because our formula did not call for such payments. Our named executive officers did participate in our 401(k) plan to which we make contributions on a formula basis. Our named executive officers also participate in our health and other insurance programs available to all of our full-time employees.

2011 Total Direct Compensation of Our Named Executive Officers

Annual Compensation	Key Factors	Purpose	2011 Actions
Base Salary	Compensation committee reviews and recommends adjustments to base salary annually based on performance and prevailing salaries within our peer group	Provides fixed amount of cash on which named executive officers may rely	Cash increase in 2011 at an average of 2.5% to reflect salaries generally prevailing in the property and casualty industry
Annual Incentive Plan (Cash Incentive Award)

Compensation committee determines funding level on a formula basis

Chief executive officer recommends the allocation of the bonus pool among individual officers based on performance against key business priorities and performance of their respective business units

		Motivates named executives to achieve individual officers’ performance goals Reinforces pay for performance Focuses entire organization on achieving key business objectives	We did not pay any bonuses for 2011 because the formula we use to calculate these bonuses is based on our underwriting profitability and we had an underwriting loss in 2011
Long-Term Incentive Compensation	Stock options that vest in three equal annual installments

Stock options support our growth, provide a link between the compensation of our named executive officers and our stock price and also serve as a retention device

Supports pay for performance because options have substantial value only if stock price increases

Stock options granted in 2011 that are exercisable at $12.50 per share, vest in three equal annual installments and expire on July 27, 2021

Because we had an underwriting loss in 2011, we paid no cash incentive awards under the bonus portion of the compensation of our named executive officers in 2011. Our annual incentive program reinforces our pay for performance compensation philosophy for our named executive officers.

Our 2011 compensation programs for our named executive officers reflect best practices, and we have designed those programs to balance risk and reward in our overall business strategy. The above description of compensation programs serves to emphasize that we tie a significant percentage of the total compensation of our named executive officers directly to our underwriting results. In addition, our annual incentive bonus based on our underwriting profitability causes our named executive officers to evaluate carefully the taking of excessive risk because a reduction in underwriting profitability would adversely affect their compensation. Finally, our compensation programs for our named executive officers do not have the practical effect of providing guaranteed compensation to our named executive officers as the compensation of our named executive officers in 2011 demonstrates.

We believe that our compensation programs described above establish that we have the appropriate programs to align effectively the interests of our named executive officers with the interests of our stockholders and constitute an incentive for the enhancement of our long-term value.

Evaluation of Our Executive Performance in 2011 and Our Executive Compensation

The compensation committee does not restrict its evaluation of the performance of our named executive officers to predetermined formulas or a limited set of criteria. The compensation committee considered our results of operations during 2011 in achieving the short-term and long-term objectives we describe below:

Objective:

•	Achieve underwriting results superior to the underwriting results of other property and casualty insurance companies on a long-term basis.

•

We believe we have continued to achieve this objective in 2011, notwithstanding increased severe weather events and prevailing economic conditions and our underwriting loss in 2011. We have taken a number of steps to address this weather issue, including reinspection of properties, more stringent underwriting standards and increases in premium rates. Our statutory combined ratio for 2011 was 107.9%, compared to the property and casualty industry combined ratio of 107.5% for 2011 projected by A.M. Best Company. We believe our underwriting results were reasonable in light of a challenging underwriting environment, intense competition in a soft market and unexpectedly adverse weather conditions.

Objective:

•	Achieve consistent revenue growth over a five-year period.

•

We believe we achieved this objective for the five years ended December 31, 2011 because our compound rate of revenue growth for that period was 7.6% despite a soft insurance market and intense competition.

•	We also achieved revenue growth in 2011 by acquiring UCB and having ownership of MICO for a full year, both of which have provided meaningful enhancements.

Objective:

•	Develop automated underwriting and policy issuance software that enables us to compete with national carriers.

•

During 2011, we continued to expand the use of our advanced systems to all of our subsidiaries and affiliates. We also received the 2011 Interface Partner Award from Applied Systems, an insurance technology company, in recognition of our achievements in electronically-based agency-company communications.

Objective:

•	Achieve book value growth over a five-year period.

•	We believe we achieved this objective for the five years ended December 31, 2011 because our compound rate of book value growth for that period was 3.6%.

The compensation committee believes that each component of our executive compensation is consistent with our overall compensation philosophy of “results-based pay.” We have designed the components of our executive compensation to complement each other and to reward the achievement of our short-term and long-term business objectives. The compensation committee recognizes the individual fulfillment of our objectives through adjusting base salary, by awarding cash bonuses and by granting stock options.

The compensation of our chief executive officer is higher than the compensation of our other named executive officers because of our chief executive officer’s breadth of executive and operating responsibilities for the Donegal Insurance Group. The relationship between the compensation of our chief executive officer and the compensation of our other named executive officers is also influenced by the fact that we do not have a chief operating officer. The compensation committee also considers individual fulfillment of duties, teamwork, development, time in position, expenses and internal equity among our named executive officers and their ability to collaborate and communicate effectively with our other executive officers.

On an overall basis, our compensation committee believes that it achieved the targets our board of directors established for the aforementioned objectives at the start of 2011, notwithstanding abnormally adverse weather in the areas in which Donegal Mutual and our insurance subsidiaries market their products. Our performance and underwriting loss in 2011 were the basis for the compensation committee’s decision not to pay bonuses to our named executive officers; however, with advice from our compensation analysts, Towers Watson, or Towers, we did adjust base salaries for certain of our named executive officers whom we believed were under-compensated.

We believe the specific compensation decisions we made for each of our named executive officers in 2011 appropriately reflect our financial and operational performance in 2011. Our compensation committee also evaluates the achievement by our named executive officers of our other corporate objectives, and the contribution of each of our named executive officers to those achievements in each such officer’s primary area of responsibility.

Employment and Change of Control Agreements

On July 29, 2011, Donegal Mutual and we entered into employment agreements with our executive officers, including Donald H. Nikolaus, president and chief executive officer, Kevin G. Burke, senior vice president, human resources, Cyril J. Greenya, senior vice president and chief underwriting officer, Jeffrey D. Miller, senior vice president and chief financial officer, Robert G. Shenk, senior vice president, claims, and Daniel J. Wagner, senior vice president and treasurer. Donegal Mutual and we also entered into a consulting agreement with Mr. Nikolaus that will become effective automatically upon the expiration or termination of his employment agreement under certain conditions we describe in this proxy statement. Although the roster of our named executive officers and our other executive officers has been stable for many years, we decided to enter into employment agreements with all of our executive officers to provide employment security to these executive officers. Donegal Mutual and we allocate the compensation of our executive officers pursuant to the employment agreements in the same manner in which we allocate our business pursuant to the pooling agreement.

Employment and Change of Control Agreement with Mr. Nikolaus

The employment and change of control agreement Donegal Mutual and we have with Mr. Nikolaus provides for an initial term of five years. On each anniversary of the effective date of the employment agreement, the term automatically extends for an additional one-year period, so that on each extension date the employment agreement will have a remaining term of five years unless either Mr. Nikolaus or our board of directors provides not less than six months advance notice that the automatic extension will terminate as of the next succeeding anniversary of the effective date.

A summary of the other principal terms of the employment agreement with Mr. Nikolaus is as follows:

•

Mr. Nikolaus receives an annual base salary of: (a) $575,000 or (b) such greater amount, if any, as our compensation committee and the compensation committee of Donegal Mutual jointly recommend and as their boards of directors approve, from time to time.

•	Mr. Nikolaus participates in our annual executive incentive plans and the benefit plans in which all of our other executive officers participate.

•

Subject to any required stockholder approval, Mr. Nikolaus receives an annual grant of non-qualified stock options to purchase not less than 150,000 shares of our Class A common stock at a price per share equal to the closing price of our Class A common stock on the day before the date of each annual grant. Each option vests in three equal installments on the nine-month and the second and third anniversaries of the grant date and remains exercisable for a term of ten years from the date of grant.

•	The employment agreement includes customary provisions relating to vacations, illness, death, indemnification, confidentiality and non-competition.

•

The employment agreement includes certain rights to terminate the agreement and, upon the occurrence of certain events such as a change of control, the right to receive severance payments as provided in the employment agreement.

Consulting Agreement with Mr. Nikolaus

Upon Mr. Nikolaus’ retirement or termination of his employment under the employment agreement for other than cause, his death, his permanent disability or his termination of the employment agreement for good reason, as the employment agreement defines those terms, the term of the consulting agreement Donegal Mutual and we have with Mr. Nikolaus will commence and continue for a period of five years.

A summary of the principal terms of the consulting agreement with Mr. Nikolaus is as follows:

•

Donegal Mutual and we will retain Mr. Nikolaus to provide consulting services to us and our respective boards of directors in connection with our general operations, our merger and acquisition activities, participation in meetings and other activities of the Insurance Federation of Pennsylvania and such other projects and assignments as Mr. Nikolaus, Donegal Mutual and we mutually agree from time to time.

•	Mr. Nikolaus’ status under the consulting agreement will be that of an employee of Donegal Mutual and us.

•

The consulting agreement provides that Mr. Nikolaus will receive all benefits we provide to our senior executive officers and such benefits as became fully vested while Mr. Nikolaus served as our president and chief executive officer pursuant to his employment agreement with Donegal Mutual and us.

•

Under the consulting agreement, we will pay Mr. Nikolaus annual compensation in an amount equal to 50% of his base salary, as defined in his employment agreement, for our last completed fiscal year before the year in which the consulting agreement becomes effective, but in no event less than $600,000 per year, plus such discretionary incentive payments as our respective boards of directors may jointly authorize from time to time.

•	The consulting agreement includes customary provisions relating to indemnification, confidentiality and non-competition.

•

The consulting agreement includes certain rights for either Mr. Nikolaus or us to terminate the consulting agreement and for Mr. Nikolaus to receive certain payments upon termination, as provided in the consulting agreement.

Employment and Change of Control Agreements with Our Named Executive Officers Other Than Mr. Nikolaus

The respective employment agreements among Donegal Mutual, us and Messrs. Burke, Greenya, Miller, Shenk and Wagner, who collectively constitute our other named executive officers, contain provisions similar to those included in the employment agreement among Mr. Nikolaus, Donegal Mutual and us, except as follows:

•

The initial term of the employment agreements is three years; however, such term automatically extends on each anniversary of the effective date of the employment agreements for an additional one-year period, so that on each anniversary date the employment agreements will each have a remaining term of three years unless either the named executive officer or the respective boards of directors of Donegal Mutual or us provide not less than 90 days advance notice that the automatic extension will terminate upon the next succeeding extension date.

•	We have agreed to pay each of these executive officers an annual base salary as follows:

(a)	the amount of:

•	Mr. Burke, $195,000;

•	Mr. Greenya, $195,000;

•	Mr. Miller, $217,000;

•	Mr. Shenk, $241,000; and

•	Mr. Wagner, $195,000;

or

(b)	such greater amount, if any, as the compensation committees of Donegal Mutual and us recommend and our board of directors and the board of directors of Donegal Mutual each respectively approve from time to time.

•	The employment agreements provide customary provisions relating to vacation, illness, death, indemnification and confidentiality.

•

The employment agreements include certain rights to terminate the agreements and, upon the occurrence of certain events such as a change of control, the right to receive severance payments, as the respective employment agreements provide.

Our Compensation Philosophy and Risk Management Considerations

Our compensation committee, meeting separately and on occasion jointly with the compensation committee of Donegal Mutual, oversees our compensation and benefit plans and policies. Its oversight of our compensation process includes reviewing and recommending for approval by our board of directors equity-based incentive awards to our executive officers and all compensation decisions relating to our executive officers.

The compensation committee determined that the primary objectives of our compensation programs for our executive officers are to:

•	Attract and retain talented and dedicated executive officers who contribute to our growth, development and profitability and encourage their retention.

•

We believe we achieved this objective because three of the six executive officers we name in our summary compensation table have worked continuously with us since our formation in 1986, and our other three named executive officers have worked for us for 24, 18 and 11 years, respectively.

•	Motivate our executive officers to achieve our strategic business objectives and reward them upon their achievement of those objectives.

•

We believe we achieved this objective through the compound rate of growth in our total revenues, which was 7.6% for the five years ended December 31, 2011, and through the compound rate of growth in our book value, which was 3.6% for the five years ended December 31, 2011.

•	Provide long-term compensation to our executive officers that rewards them for sustained financial and operating performance and leadership excellence.

•

We believe, based upon the advice of our compensation analysts, Towers, that our historical stock option grants did not provide the benefits we intended to provide, and in 2011, we modified the terms of our stock option grants.

To achieve the above objectives, we compensate our executive officers through a combination of base salary, annual cash bonuses, principally based on our underwriting results, and long-term equity compensation in the form of stock options.

The compensation committee believes that our underwriting results-based bonus plan and our performance-based equity ownership programs create incentives, as revised during 2011, that will result in the creation of long-term stockholder value. We have designed the following elements of our compensation programs to promote the creation of long-term value without creating conditions that could lead to the taking of excessive risk:

•

The financial measures we use to determine the bonuses of our executive officers are metrics the compensation committee believes promote long-term stockholder value. These measures include underwriting profitability, return on equity and growth in net written premium. The compensation committee sets limits on these bonus payments that encourage success without encouraging excessive risk-taking or short-term results.

•

Until 2011, the stock options we granted vested in three equal annual installments and remained exercisable for up to five years from the date of grant. In addition, the exercise price of the options we granted prior to 2011 was generally higher than the closing price of our Class A common stock on the date we awarded the grant. Beginning in 2011, based on the advice of our compensation analysts, we are now granting stock options that are exercisable for up to ten years at an exercise price that approximates the closing price of our Class A common stock on the date of grant. Our compensation committee believes such stock options encourage our executive officers to attain sustained long-term performance.

•	Our stock option plans authorize us to grant options to purchase shares of our Class A common stock to our employees, officers and directors.

•

We do not reduce the exercise price of stock options if the price of our Class A common stock subsequently declines below the exercise price unless we first obtain stockholder approval. However, we do adjust the exercise price of previously granted stock options to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events as the applicable stock option plan permits.

At our 2011 annual meeting of stockholders, our stockholders voted to submit the compensation of our named executive officers to a non-binding vote of our stockholders once every three years. Our stockholders approved those compensation arrangements by a total of 6,048,225 votes FOR and 536,355 votes AGAINST at our annual meeting of stockholders. We will next submit the compensation of our named executive officers for stockholder approval at our 2014 annual meeting of stockholders.

The Recommendations of the Compensation Analysts We Retained

Towers presented its compensation program analysis to our board of directors at our regular quarterly meeting on July 20, 2011. The Towers analysis addressed the competitiveness of our compensation programs for key executive positions compared with the property and casualty insurance markets in general, as adjusted to reflect our relation to the other property and casualty insurance companies referenced in the survey.

The principal findings and recommendations of the Towers survey were as follows:

•	Our base executive officer salaries are at the 50th percentile of the companies included in the survey.

•	Our annual incentive payment has varied substantially from the survey group from $0 in 2011 and 2010, when we had negative underwriting income, to $424,000 in 2009 and $922,000 in 2008.

•

Other companies in the survey group consider measures of performance besides underwriting income including the combined ratio, the return on average assets, the return on average equity and business strategies.

•

Our long-term incentive compensation has historically been below the long-term incentive compensation of the survey group because we have followed the practice of granting options that are exercisable for a term of five years compared to ten years and because we have historically made our stock options exercisable at a price higher than the fair market value of a share of our Class A common stock on the date of grant.

•	Our 401(k) plan has been consistent with industry practice.

Since Towers presented its compensation program analysis, we have taken action that we believe appropriately addresses the recommendations expressed in the Towers compensation analysis.

Our Compensation Process

In assessing the performance of our named executive officers in light of the objectives our board of directors establishes, the compensation committee reviews specific achievements associated with attainment of those objectives, the degree of difficulty of the objectives and the extent to which significant unforeseen obstacles or favorable circumstances affected their performance. As part of its oversight of the compensation of our named executive officers, the compensation committee recommended the following compensation adjustments for 2011 for our named executive officers:

•

increases in the base salaries of our named executive officers for 2011 that averaged 2.5%, which our compensation committee considered reasonable based on publicly available information from companies we informally consider our peer group (EMC Insurance Group, Harleysville Group Inc., State Auto Financial Corporation and Selective Insurance Group) as well as the compensation analysis we received from Towers; and

•	due to our underwriting loss in 2011, we made no incentive bonus payments to our named executive officers in 2011.

Limitations on the Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally does not allow us to deduct annual compensation we pay to any of our named executive officers that is in excess of $1 million for federal income tax purposes. However, compensation paid pursuant to a performance-based plan is generally not subject to the Section 162(m) limitation.

Although the compensation committee is aware of the Section 162(m) limitation, our compensation committee believes that it is equally important to maintain flexibility and the competitive effectiveness of the compensation of our named executive officers. The compensation committee may, therefore, from time to time, authorize compensation agreements or plans that would not be deductible for federal income tax purposes if the compensation committee believes it is in our best interests and in the best interests of our stockholders to do so.

Our Cash Incentive Bonus Plan

For a number of years, we have had a cash incentive bonus plan for our officers, including our named executive officers. We determine the amount, if any, available for the award of these bonuses pursuant to a formula that is based on our annual underwriting income and other financial measurements of Donegal Mutual and us. The formula operates as follows:

•	We first determine the base underwriting income, if any, of Donegal Mutual and us for the year;

•

We then adjust the base underwriting income, if any, by adding back the amount we accrued during the year for bonuses to our officers, and make a formula-based adjustment to limit the impact of any catastrophe losses and guaranty fund assessments on the base underwriting income, if any, of Donegal Mutual and us for the year;

•	We then adjust the amount so determined as the plan specifies based on variable percentages of the growth in net written premium of Donegal Insurance Group for the year;

•	We then multiply the amount so determined by a percentage that is based on our return on equity for the year;

•	We then multiply the amount so determined by a predetermined factor, and the resulting amount constitutes the executive incentive compensation pool for the applicable year; and

•	Our compensation committee then allocates that executive incentive compensation amount among our officers, including our named executive officers, on a discretionary basis.

If the surplus of Donegal Mutual and our insurance subsidiaries for the year is below the amount our cash incentive bonus plan specifies, we reduce the executive incentive compensation pool by 50%.

Other Aspects of Our Compensation Philosophy

Other Benefits

We provide our named executive officers with the same employee benefits that all of our other employees receive under our broad-based benefit plans. These plans provide for health benefits, life insurance and other customary welfare benefits.

Perquisites

We do not provide our named executive officers with any retirement or welfare plan benefits that we do not provide to all of our other employees.

Summary Compensation Table

The following table shows the compensation we paid during 2009, 2010 and 2011 for services rendered in all capacities to our chief executive officer, our chief financial officer and our four other most highly compensated executive officers. We refer to these officers, whom we name in the table below, as our named executive officers. As we describe earlier in this proxy statement, during 2011 we entered into employment agreements with all of our executive officers, including our named executive officers. We do not provide any of our named executive officers with restricted stock awards, non-equity incentive plan compensation, deferred compensation or pension benefits with the exception of two of our executive officers who receive an annual restricted stock award as part of their compensation as members of our board of directors and the Donegal Mutual board of directors.

Based on the compensation we paid to our named executive officers in 2011, their salaries accounted for 56.2% of their total compensation in 2011 and none of them received any performance-based bonus.

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Stock Awards at Grant Date Fair Value ($)	Option Awards at Grant Date Fair Value ($)(2)	All Other Compen- sation ($)(3)	Total ($)

Donald H. Nikolaus, President and Chief Executive Officer	2011 2010 2009	575,000 565,000 555,000	— — 150,000	4,404 4,833 5,215	380,000 220,500 —	61,161 50,439 48,384	1,020,565 840,772 758,599

Kevin G. Burke, Senior Vice President, Human Resources	2011 2010 2009	195,000 190,000 185,000	— — 34,000	— — —	142,500 63,000 —	11,718 11,661 11,435	349,218 264,661 230,435

Cyril J. Greenya, Senior Vice President and Chief Underwriting Officer	2011 2010 2009	195,000 190,000 185,000	— — 34,000	4,404 4,833 5,215	142,500 63,000 —	51,910 45,772 42,658	393,814 303,605 266,873

Jeffrey D. Miller, Senior Vice President and Chief Financial Officer	2011 2010 2009	217,000 207,000 197,000	— — 38,000	— — —	142,500 69,300 —	11,737 11,711 11,723	371,237 288,011 246,723

Robert G. Shenk, Senior Vice President, Claims	2011 2010 2009	241,000 236,000 232,000	— — 34,000	— — —	142,500 63,000 —	13,387 13,362 13,265	396,887 312,362 279,265

Daniel J. Wagner, Senior Vice President and Treasurer	2011 2010 2009	195,000 190,000 185,000	— — 34,000	— — —	142,500 63,000 —	12,068 12,002 11,642	349,568 265,002 230,642

(1)	Our executive officers are eligible to participate in a cash incentive bonus plan, although we did not pay any bonuses in 2010 or 2011 because of our underwriting results of operations. We refer you to “Executive Compensation Discussion and Analysis — Our Cash Incentive Bonus Plan.”

(2)	We show the option awards at an estimated grant date fair value, which we calculated by using an option pricing model. Further, the options are subject to a vesting schedule, and the estimated value obtained from the option pricing model does not represent actual value based upon trading prices of our Class A common stock at the grant date. See Note 14 of the notes to our consolidated financial statements included in our 2011 annual report to stockholders for information on the accounting treatment and calculation of the grant date fair value of these stock options.

(3)	In the case of Mr. Nikolaus, the total shown includes directors and committee meeting fees of $44,450 and a matching 401(k) plan contribution of $11,529 paid during 2011. In the case of Messrs. Burke, Shenk, Miller and Wagner, the total shown includes a matching 401(k) plan contribution of $11,061, $11,029, $11,001 and $11,061, respectively, paid during 2011. In the case of Mr. Greenya, the total shown includes directors fees of $37,500 and a matching 401(k) plan contribution of $11,061 paid during 2011.

Grants of Plan-Based Awards

During 2011, we granted non-qualified options to purchase shares of our Class A common stock at an exercise price of $12.50 per share to our named executive officers as set forth in the table below. On the date we granted the options, the closing market price of our Class A common stock was $11.79.

Name	Grant Date	Number of Shares Subject to Option	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Option Awards ($)
Donald H. Nikolaus	7/27/11	200,000	12.50	380,000
Kevin G. Burke	7/27/11	75,000	12.50	142,500
Cyril J. Greenya	7/27/11	75,000	12.50	142,500
Jeffrey D. Miller	7/27/11	75,000	12.50	142,500
Robert G. Shenk	7/27/11	75,000	12.50	142,500
Daniel J. Wagner	7/27/11	75,000	12.50	142,500

Stock Incentive Plans

We have an equity incentive plan for our employees and an equity incentive plan for our directors. Under these plans, our board of directors, upon the recommendation of the compensation committee, may grant options to purchase our Class A common stock and, in the case of our directors, restricted stock awards as well as stock options. Grants under the plans can take the form of incentive stock options, non-qualified stock options, stock units and other stock-based awards. With the exception of an annual fixed restricted stock award we issue to our directors, all of our incentive compensation grants have been stock options. The purpose of the plans is to provide long-term incentive awards to our employees and directors as a means to attract, motivate, retain and reward talented persons.

At December 31, 2011, we had reserved 1,410,000 shares of our Class A common stock for future grants under our 2011 equity incentive plan for employees and 175,000 shares of our Class A common stock for future grants under our 2011 equity incentive plan for directors. If shares covered by an option are not issuable for any reason, we may again grant options to purchase those shares.

If the number and kind of shares available for grants and options under our plans and the exercise price of outstanding options change by reason of a merger, consolidation, reorganization, stock split, stock dividend or other event affecting the number of outstanding shares of our Class A common stock, the kinds of shares and the price per share shall be automatically adjusted to reflect any increase or decrease in the number of, change in kind of or change in value of shares to preclude the enlargement or dilution of rights and benefits under the plans. Unless otherwise provided in individual option or employment agreements, unvested options do not automatically accelerate in the event of a business combination or in the event of the sale of all or substantially all of our assets.

Our board of directors, upon the recommendation of the compensation committee, has:

•

the authority to determine the persons eligible to receive an option grant, the number of shares subject to each option, the exercise price of each option, the vesting schedule, the circumstances in which the vesting of options may accelerate and any extension of the period for exercise; and

•	full discretionary authority to determine any matter relating to options granted under our stock incentive plans.

Our board of directors has the authority to suspend, amend or terminate our stock incentive plans, except as would adversely affect the rights of persons holding outstanding awards without the consent of such persons.

Outstanding Equity Awards at December 31, 2011

The following table summarizes the outstanding equity awards our named executive officers held at December 31, 2011:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	(#) Exercisable	(#) Unexercisable
Donald H. Nikolaus	175,000 58,333 —	— 116,667 200,000	17.50 14.00 12.50	7/17/2013 7/15/2015 7/27/2021	311	4,404
Kevin G. Burke	40,000 16,666 —	— 33,334 75,000	17.50 14.00 12.50	7/17/2013 7/15/2015 7/27/2021
Cyril J. Greenya	40,000 16,666 —	— 33,334 75,000	17.50 14.00 12.50	7/17/2013 7/15/2015 7/27/2021	311	4,404
Jeffrey D. Miller	45,000 18,333 —	— 36,667 75,000	17.50 14.00 12.50	7/17/2013 7/15/2015 7/27/2021
Robert G. Shenk	40,000 16,666 —	— 33,334 75,000	17.50 14.00 12.50	7/17/2013 7/15/2015 7/27/2021
Daniel J. Wagner	40,000 16,666 —	— 33,334 75,000	17.50 14.00 12.50	7/17/2013 7/15/2015 7/27/2021

Option Exercises and Stock Vested

The following table summarizes stock options exercised by our named executive officers and, in the case of our named executive officers who are also directors, restricted stock awards vested, during 2011:

Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Donald H. Nikolaus	—	—	311	4,404
Kevin G. Burke	—	—	—	—
Cyril J. Greenya	—	—	311	4,404
Jeffrey D. Miller	—	—	—	—
Robert G. Shenk	—	—	—	—
Daniel J. Wagner	—	—	—	—

(1)	Value realized is based upon the closing price of our Class A common stock on NASDAQ on the date of exercise or vesting minus the exercise price of the option awards.

Pension Benefits

None of our named executive officers participated in or had an account balance in qualified or non-qualified defined benefit plans that we sponsored in 2010 or 2011, and we contemplate none for 2012. However, our compensation analysts, Towers, are currently evaluating types of pension benefits as part of its review of our compensation structure.

Non-Qualified Deferred Compensation

None of our named executive officers participated in or had account balances in non-qualified deferred compensation plans or other deferred compensation plans that we maintained in 2009, 2010 or 2011, and we contemplate none for 2012. However, as noted above, we expect to receive advice from our compensation analysts and that advice may include some form of non-qualified deferred compensation plans in the future.

Limitation of Liability and Indemnification

Our certificate of incorporation includes a provision that limits, to the maximum extent Delaware law permits, the liability of our directors and officers to us and to our stockholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment as being material to the cause of action.

This limitation does not, however, apply to violations of the federal securities laws, nor does it limit the availability of non-monetary relief in any action or proceeding.

Our certificate of incorporation and by-laws obligate us, to the maximum extent Delaware law permits, to indemnify any person who is or was a party, or is threatened to be made a party, to any threatened or pending action, suit or proceeding by reason of the fact that such person is or was one of our directors or officers, or, while one of our directors or officers, is or was serving, at our request, as a director or officer of another entity. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to our officers and directors pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in such laws and is unenforceable.

In addition, our certificate of incorporation and by-laws permit us, at our expense, to purchase and maintain insurance to protect us and any director, officer or employee against any liability of any character asserted against or incurred by us or any such director, officer or employee or arising out of any such person’s corporate status, whether or not we would have the power to indemnify such person against such liability under Delaware law. We also maintain and intend to continue to maintain directors’ and officers’ liability insurance.

Report of the Compensation Committee

The compensation committee of our board of directors held a joint meeting with the compensation committee of the board of directors of Donegal Mutual. The compensation committees reviewed and discussed the compensation discussion and analysis that appears under the caption “Executive Compensation Discussion and Analysis.”

Based on the review and discussion by the compensation committee with management and the joint meeting with the members of the compensation committee of Donegal Mutual, the members of our compensation committee then held a separate meeting at which the compensation committee reviewed our success in meeting our corporate objectives for 2011. Our compensation committee then reviewed the individual performance of our named executive officers. Our compensation committee then recommended to our board of directors that our board of directors approve the inclusion of the compensation discussion and analysis set forth in this proxy statement under the caption “Executive Compensation Discussion and Analysis” for filing with the SEC and the incorporation by reference of such compensation discussion and analysis in our annual report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

MEMBERS OF THE COMPENSATION COMMITTEES OF DONEGAL GROUP INC. AND DONEGAL MUTUAL INSURANCE COMPANY

Scott A. Berlucchi Philip H. Glatfelter, II Jack L. Hess John J. Lyons R. Richard Sherbahn Richard D. Wampler, II

March 1, 2012

Equity Compensation Plan Information

The following table sets forth information regarding our equity compensation plans:

Plan category	Number of securities (by class) to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities (by class) remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by securityholders	5,309,000	(Class A)	$14.18	(Class A)	1,582,000	(Class A)
Equity compensation plans not approved by securityholders	—		—		—
Total	5,309,000		$14.18		1,582,000

PROPOSAL 1

ELECTION OF DIRECTORS

Introduction

The DGCL, the PHCA and our by-laws govern the election of our directors by our stockholders. Because Donegal Mutual has owned more than a majority of the aggregate voting power of our two outstanding classes of common stock since our inception, Donegal Mutual has always had the ability to control the election of all of our directors.

The following discussion summarizes these governance provisions and describes the process the nominating committee follows in connection with the nomination of candidates for election as directors by our stockholders.

Nominations

Our by-laws provide that:

•

our board of directors shall annually appoint a nominating committee that consists of not less than two directors who are not officers or employees of Donegal Mutual or us and who do not own beneficially 10% or more of our Class A common stock or our Class B common stock; and

•	our nominating committee shall, prior to each annual meeting of stockholders, determine and nominate candidates for election as directors by our stockholders.

In accordance with our by-laws, on April 21, 2011, our board of directors appointed a nominating committee consisting of R. Richard Sherbahn and Philip H. Glatfelter, II. Neither Mr. Sherbahn nor Mr. Glatfelter is an officer or employee of Donegal Mutual or us or a beneficial owner of a 10% or greater interest in our Class A common stock or our Class B common stock.

Our Nominating Procedures

Our stockholders may nominate candidates for election as director at any annual meeting of our stockholders provided the stockholders comply with the advance notice provisions of our by-laws. We describe those procedures under “Stockholder Proposals” in this proxy statement. The nominating committee may also consider candidates our management proposes. We do not use executive search firms to identify director candidates.

With the exception of applicable regulations of the SEC, the listing application standards of NASDAQ and the PHCA, the nominating committee does not have any specific, minimum qualifications for the nomination of candidates for election as our directors. The nominating committee may take into account such factors as it deems appropriate. These factors include the judgment, skill, diversity and business experience of the candidate, the interplay of the candidate’s experience with the experience of the other members of our board of directors and the extent to which the candidate would contribute to the overall effectiveness and experience of our board of directors.

The nominating committee and our board of directors considers, at a minimum, the following factors in identifying and evaluating potential new director candidates, including any stockholder nominee, or the continued services of our current directors:

•

We will nominate a candidate for election as a director based on a candidate’s professional experience. The candidate should have a record of accomplishments and have recognized achievements in the candidate’s respective field.

•	Whether a nominee serves as a member of Donegal Mutual’s board of directors.

•	A nominee should have relevant education, expertise and experience, and be able to offer advice and guidance to our chief executive officer based on that expertise and experience.

•	A nominee should possess high personal and professional ethics, integrity and values.

•	A nominee should be inquisitive and objective, have the ability to exercise practical and sound business judgment and have an independent mind.

•	A nominee should be willing to devote sufficient time and effort to carrying out his or her duties and responsibilities effectively.

•	A nominee should be able to work effectively with others.

•	We seek qualified individuals who, taken together, represent a diversity of skills, backgrounds and experience, including ethnic background, gender and professional experience.

•	The nominating committee assesses the areas of expertise and functional skills that would assist us in rounding out the existing collective strengths of our board of directors.

Since our formation in 1986, and because Donegal Mutual has had a greater than majority voting control of us since our inception in 1986, our board has always included a meaningful number of directors who also serve as members of the board of directors of Donegal Mutual. The Donegal Mutual representation on our board of directors has ranged from six of eight directors in 1986 to six of 11 directors in 2011. This membership will remain at six of 11 directors following our 2012 annual meeting of stockholders if our board of directors’ nominees for election as Class B directors receive a plurality of the votes cast at our 2012 annual meeting of stockholders. It is our intent and the intent of Donegal Mutual to maintain a significant presence of Donegal Mutual directors on our board of directors as long as Donegal Mutual continues to own more than a majority of the aggregate voting power of our two outstanding classes of common stock.

In nominating candidates for election as directors, the nominating committee takes into account the relative diversity of our policyholders and our stockholders. The nominating committee does not discriminate against any director candidate on the basis of race, color, religion, sex, national origin, age, ancestry or disability.

The Role of the Nominating Committee

The nominating committee met on February 27, 2012 to evaluate the performance and qualifications of the four Class B members of our board of directors whose terms will expire upon the election of their successors at our 2012 annual meeting of stockholders. After considering the performance and qualifications of the four Class B members of our board of directors during the past three years, the nominating committee nominated each of the incumbent Class B directors named below for reelection to a new term as Class B directors. On March 5, 2012, our board of directors accepted the report of the nominating committee and approved the nomination by the nominating committee of the four incumbent Class B directors as candidates for election as Class B directors at our 2012 annual meeting of stockholders.

Our Nominees for Election as Class B Directors

Our board of directors currently has 11 members and consists of four Class A directors, four Class B directors and three Class C directors. We elect each director for a three-year term and until the director’s successor takes office. The current three-year terms of our Class A directors next expire at our 2014 annual meeting of stockholders and when their successors take office and the current three-year term of our Class C directors next expire at our 2013 annual meeting of stockholders and when their successors take office.

We will elect four Class B directors at our 2012 annual meeting of stockholders. Unless you have marked your proxy card to the contrary, we have instructed the proxies named on your proxy card to vote for the election of the four nominees for Class B directors we name in this proxy statement. Each nominee for election as a Class B director is currently serving as a Class B director.

If any of the named nominees for Class B director become unavailable for any reason, our board of directors will designate a substitute nominee. Our board of directors believes each nominee will be able to serve if elected. A majority of our board of directors may fill any vacancy that occurs in our board of directors for any reason until the expiration of the term of the class of directors in which the vacancy has occurred.

The names of our four nominees for election as Class B directors, and our Class A directors and our Class C directors who will continue in office after our 2012 annual meeting of stockholders until the expiration of their respective terms and their respective successors take office, together with certain information regarding them, are as follows:

Class B Directors

Name	Age	Director Since	Year Term Will Expire*
Kevin M. Kraft, Sr.	59	2009	2015
Jon M. Mahan	42	2006	2015
Donald H. Nikolaus	69	1986	2015
Richard D. Wampler, II	70	2004	2015

*	If elected at our 2012 annual meeting of stockholders.

Our board of directors recommends you vote FOR the election of the four nominees for Class B directors we name above.

Our Class A Directors and Class C Directors Who Will Continue in Office

Class A Directors

Name	Age	Director Since	Year Term Will Expire
Robert S. Bolinger	75	1986	2014
Patricia A. Gilmartin	72	1986	2014
Philip H. Glatfelter, II	82	1986	2014
Jack L. Hess	64	2011	2014

Class C Directors

Name	Age	Director Since	Year Term Will Expire
John J. Lyons	72	2001	2013
S. Trezevant Moore, Jr.	58	2007	2013
R. Richard Sherbahn	82	1986	2013

Mr. Bolinger retired in 2001 as chief executive officer of Susquehanna Bancshares, Inc., a position he held from 1982 to 2001. Susquehanna Bancshares, Inc. had approximately $14 billion in assets at December 31, 2011 and is one of the major financial institutions in the Mid-Atlantic area where we conduct a substantial portion of our business. From 2000 to 2002, Mr. Bolinger served as chairman of the board of directors of Susquehanna Bancshares, Inc. We believe Mr. Bolinger’s experience as the chief executive officer of a major financial institution qualifies him to serve on our board of directors.

Mrs. Gilmartin has been an employee of Associated Donegal Insurance Brokers since 1969. That agency has no affiliation with us, except that Associated Donegal Insurance Brokers receives insurance commissions in the ordinary course of business from our insurance subsidiaries and Donegal Mutual in accordance with their standard commission schedules and agency contracts. Mrs. Gilmartin has been a Donegal Mutual director for 32 years and provides valuable input to maintain and enhance the relationships between Donegal Mutual and us and our respective insurance agents. Mrs. Gilmartin, who has been a registered insurance agent for over 50 years, helps provide us and our insurance subsidiaries with insight into the concerns of agents. We believe the long experience of Mrs. Gilmartin as an insurance agent and her long association as one of our directors qualifies her to serve on our board of directors.

Mr. Glatfelter, who has extensive banking experience, retired in 1989 as a vice president of Meridian Bank, a position he held for more than five years prior to his retirement. Mr. Glatfelter has been a director of Donegal Mutual for 30 years and has been instrumental in promoting the growth of Donegal Mutual and us. Mr. Glatfelter was vice chairman of the board of directors of Donegal Mutual from 1991 to 2001 and has been chairman of our board of directors and chairman of the board of directors of Donegal Mutual since 2001. He also serves on the board of directors of UCB, our banking affiliate. Mr. Glatfelter is also a director of a Lancaster County-based water utility and has served as a director and chairman of several community-based non-profit entities. We believe Mr. Glatfelter’s extensive experience with financial institutions and his long service on our board of directors qualifies him to continue to serve on our board of directors.

Mr. Hess has been a certified public accountant for more than 30 years. He became a partner in Hess & Hess, certified public accountants, in 1982 and was the managing partner of that firm from 1998 to 2010. Effective January 1, 2011, Hess & Hess merged with Bertz & Co. and operates under the name Bertz, Hess & Co., LLP. Mr. Hess has been a director of Donegal Mutual since 2009, a director of DGI since 2011 and a director of Conestoga Title Insurance Company, a subsidiary of Donegal Mutual, since 2006. Mr. Hess’ background brings significant auditing and tax expertise to our board of directors as well as experienced business management skills and significant standing in the Lancaster business community, which we believe qualifies Mr. Hess to serve as one of our directors.

Mr. Kraft has served as a director since December 2009. Mr. Kraft has been the chief executive officer of Clyde W. Kraft Funeral Home, Columbia, Pennsylvania since 1995. Mr. Kraft served as a director of Central Savings and Loan Association in Columbia, Pennsylvania from 1980 to 1992. After Farmers First Bank acquired Central Savings and Loan Association, Mr. Kraft served as a member of the regional board of Farmers First Bank. Mr. Kraft currently serves on the board of directors of a Lancaster County-based water utility, Conestoga Title Insurance Company and UCB. Mr. Kraft is also registered as an insurance agent with the Commonwealth of Pennsylvania. Mr. Kraft has been a director of Donegal Mutual since 2003. We believe Mr. Kraft’s experience with financial institutions qualifies him to continue to serve as a member of our board of directors.

Mr. Lyons has been president of Keefe Ventures, LLC, a manager of private investment funds, since 2002. Mr. Lyons was also president and portfolio manager for investment funds affiliated with Keefe Managers, Inc. from 1999 until 2007. Mr. Lyons has significant experience in the turnaround of troubled financial institutions, serving as president and chief executive officer of Gateway-American Bank, Ft. Lauderdale, Florida; Regent National Bank, Philadelphia, Pennsylvania; Monarch Savings Bank, Clark, New Jersey; and Jupiter-Tequesta National Bank, Tequesta, Florida, from 1990 to 1998. Mr. Lyons was vice chairman of the investment firm, Advest, Inc., Hartford, Connecticut, subsequent to that firm’s purchase of his bank consulting practice in 1989. Mr. Lyons began his banking career as an examiner for the Federal Deposit Insurance Corporation in 1961. Mr. Lyons currently manages a private equity fund, Keefe Ventures Fund, LP, which invests in community banking organizations. Mr. Lyons has been a director of UCB since the inception of its predecessor, Province, in 2001. The extensive investment banking and commercial banking experience of Mr. Lyons and his services as a senior executive officer of a major financial institution demonstrates his qualifications to serve on our board of directors.

Mr. Mahan has been a managing director in the Investment Banking Division of Stifel Nicolaus & Company, Incorporated, or Stifel Nicolaus, and, previously, Legg Mason Wood Walker, Incorporated, prior to the acquisition of the Legg Mason Capital Markets Division by Stifel Nicolaus on December 1, 2005. Mr. Mahan

joined Legg Mason in 1996 and served as a principal from 2001 to 2004. Mr. Mahan specializes in corporate finance with a focus on mergers and acquisitions, and has experience with a variety of corporate transactions involving mergers and acquisitions. Mr. Mahan’s expertise benefits our analysis of acquisition opportunities and makes him a desirable member of our board of directors.

Mr. Moore has been serving as Senior Vice President, Strategic Investment Group, of The Federal Home Loan Mortgage Corporation since March 2010. From May 2008 to November 2008, Mr. Moore served as a consultant to a medical malpractice insurance company. From November 2008 to March 2010, Mr. Moore served as a consultant to an interest rate risk management company. Prior thereto, Mr. Moore was president and chief executive officer of Luminent Mortgage Capital, Inc., or Luminent, from May 2007 to May 2008 and was president and chief operating officer of Luminent from March 2005 to May 2007. From 2000 to 2005, Mr. Moore was executive vice president, Capital Markets, of Radian Guaranty, Inc., or Radian. Prior to his service at Radian, Mr. Moore held several senior level positions in the mortgage industry, including at First Union National Bank from 1997 to 2000. We believe the experience of Mr. Moore in mortgage securities and financial businesses amply qualifies him to serve as a member of our board of directors.

Mr. Nikolaus has been president and chief executive officer of Donegal Mutual since 1981 and a director of Donegal Mutual since 1972. He has been our president and chief executive officer since 1986. Mr. Nikolaus also serves as the chairman of the board of directors of UCB and as chairman or president of each of our insurance subsidiaries. Prior to the formation of the predecessor to UCB, Mr. Nikolaus served as a director of several regional banks. Mr. Nikolaus has also served as chairman of the Insurance Federation of Pennsylvania. Mr. Nikolaus has been a partner in the law firm of Nikolaus & Hohenadel since 1972. Mr. Nikolaus also currently serves as an executive officer and director of several Lancaster County-based water utilities. The leadership and accomplishments of Mr. Nikolaus as our chief executive officer for over 25 years provides a strong foundation for the continuation of Mr. Nikolaus as a member of our board of directors.

Mr. Sherbahn, who was a certified financial planner for many years, owned and operated Sherbahn Associates, Inc., a life insurance and financial planning firm, from 1974 to 2007 and has been a licensed insurance agent since 1956. Mr. Sherbahn has been a director of Donegal Mutual for 43 years. Mr. Sherbahn played a principal role in Donegal Mutual’s decision to form a downstream insurance holding company structure and his long-term association with Donegal Mutual and us supports the continuation of Mr. Sherbahn as one of our directors.

Mr. Wampler is a certified public accountant and served as a principal of the accounting firm of Brown Schultz Sheridan & Fritz from 1998 to 2005. For 28 prior years, Mr. Wampler was a partner in the accounting firm of KPMG LLP. His practice focused on property and casualty insurance companies. Mr. Wampler is also a member of the subscribers advisory committee of the third largest medical professional liability insurer in Pennsylvania. We believe Mr. Wampler’s background and financial expertise qualifies Mr. Wampler to serve on our board of directors and assist us in our analysis of statutory accounting principles as well as generally accepted accounting principles and in analyzing and maintaining internal controls over financial reporting.

Six of our 11 current directors also serve as directors of Donegal Mutual with whom we have a variety of inter-company agreements providing for, among other things, the pooling of underwriting results, reinsurance and expense-sharing. See “Stock Ownership — The Relationship of Donegal Mutual and DGI.” After the election of the nominees for Class B directors named in this proxy statement, six of our 11 directors will continue to serve as directors of Donegal Mutual. We believe our board membership appropriately represents our public stockholders, who collectively owned approximately one-third of the aggregate voting power of our Class A common stock and our Class B common stock at March 2, 2012, and Donegal Mutual, which owned approximately two-thirds of the aggregate voting power of our Class A common stock and our Class B common stock at March 2, 2012.

PROPOSAL 2

RATIFICATION OF OUR AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

Our audit committee has appointed KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012. Although our by-laws do not require that we submit our audit committee’s appointment of KPMG LLP to our stockholders for ratification, we do so as a matter of good corporate governance.

Representatives of KPMG LLP will attend our 2012 annual meeting of stockholders and will respond to appropriate questions. The KPMG LLP representatives will also be able to make a statement if any of them determine to do so.

Our board of directors recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012.

Even if our stockholders ratify the appointment of KPMG LLP, the audit committee, in its discretion, may appoint a different independent registered public accounting firm at any time during 2012 if it determines that such a change would be in our best interests and in the best interests of our stockholders.

AUDIT AND NON-AUDIT FEES

Our audit committee approves the fees and other significant compensation we pay to our independent registered public accounting firm for the preparation and issuance of an audit report or related work incidental to the opinion. Our audit committee also approves all auditing services and permitted non-audit services, including the fees and terms for such services, to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in the Exchange Act. Our audit committee delegates to our audit committee chairman pre-approval authority for non-audit services up to $25,000 subject to subsequent approval by the full audit committee at its next scheduled meeting.

Our audit committee reviewed and discussed with KPMG LLP the following fees for services KPMG LLP rendered to us during our 2011 fiscal year and considered the compatibility of non-audit services with KPMG LLP’s independence.

•

Audit Fees.    The fees of KPMG LLP we incurred in connection with the audit of our annual consolidated and statutory financial statements for those fiscal years, the reviews of the consolidated financial statements in our Form 10-Q quarterly reports and the services performed in connection with filings of registration statements and offerings for our fiscal years ended December 31, 2010 and 2011 were $915,000 and $755,000, respectively.

•	Audit-Related Fees. We did not pay KPMG LLP any audit-related fees during our fiscal years ended December 31, 2010 or 2011.

•	Tax Fees. We did not pay any tax fees to KPMG LLP during our fiscal years ended December 31, 2010 or 2011.

•	All Other Fees. We did not pay KPMG LLP any fees for other services during our fiscal years ended December 31, 2010 and 2011.

Report of the Audit Committee

The audit committee performs its responsibilities in accordance with the Exchange Act. Each of the audit committee members satisfies the independence and financial literacy requirements under applicable Exchange Act rules. Our board of directors believes that all four members of the audit committee, Robert S. Bolinger, Jack L. Hess, John J. Lyons and Richard D. Wampler, II, satisfy the financial expertise requirements and have the requisite experience the SEC’s rules establish. The audit committee operates pursuant to a written charter. You may view the full text of our audit committee’s charter on our website at www.donegalgroup.com. The audit committee reviews and reassesses the adequacy of its charter on an annual basis.

As provided in its charter, the audit committee undertakes the following primary responsibilities:

•

the selection of, appointment of, determination of funding for, compensation of, retention of and oversight of the work of our independent registered public accounting firm and the review of its qualifications and independence;

•	the approval, in advance, of all auditing services and all non-audit services to be performed by our independent registered public accounting firm;

•	the oversight of our accounting and financial reporting processes, including the overview of our financial reports and our internal audit function;

•	the establishment of procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters; and

•

the responsibility for reviewing reports and disclosures of all related person transactions, subject to the approval of the audit committee and the process set forth in our by-laws relating to the coordinating committee.

The audit committee of our board of directors, in carrying out these responsibilities, performs many functions, including the following:

•	monitors preparation of quarterly and annual financial reports by our management;

•

supervises the relationship between us and our independent registered public accounting firm, including having direct responsibility for its appointment, compensation and retention, reviewing the scope of its audit services, approving audit and non-audit services and confirming the independence of our independent registered public accounting firm; and

•

oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of our policies relating to legal and regulatory compliance, ethics and conflicts of interest and review of our internal audit program.

Our senior executive officers who have primary responsibility for the accuracy and completeness of our financial statements and our reporting processes, including our system of internal control, have advised the members of the audit committee that our financial statements were prepared in accordance with accounting principles generally accepted in the United States, or GAAP.

The audit committee met 11 times during 2011. The audit committee schedules its meetings in order to have sufficient time to devote appropriate attention to all of its responsibilities. When it deems it appropriate, the audit committee holds meetings with our independent registered public accounting firm and with our internal auditors in executive sessions at which our senior executive officers are not present.

The members of the audit committee rely, without independent verification, on the information and representations our senior executive officers provide to them and on the representations our independent registered public accounting firm makes to them. As a result, you should not construe the oversight the audit committee provides as establishing an independent basis for a determination that our senior executive officers have established and maintain appropriate internal controls over financial reporting, that we have prepared our financial statements in accordance with GAAP or that our independent registered public accountants conduct their audit of our financial statements in accordance with generally accepted auditing standards in the United States.

As part of the audit committee’s oversight of our financial reporting process, the audit committee reviews all annual and quarterly financial statements and discusses them with our independent registered public accounting firm and with our senior executive officers prior to the issuance of the financial statements. During 2011, our senior executive officers advised the audit committee that we had prepared each of these financial statements in accordance with GAAP, and our senior executive officers and representatives of our independent public accounting firm reviewed significant accounting and disclosure issues with the audit committee. These reviews included discussion with our independent registered public accounting firm as to the matters required to be discussed pursuant to Statement on Auditing Standards, AU Section 380 (SAS No. 61) (Interim Financial Information and Rule 2.07 of Regulation S-X, Communication with Audit Committees, as amended); Statement on Auditing Standards, AU Section 772 (SAS No. 100). The audit committee has received the written disclosures and the letter from the independent registered public accounting firm the applicable provisions of the Public Company Accounting Oversight Board requires regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and the audit committee has discussed the independence of our registered public accounting firm.

The audit committee also reviewed methods of enhancing the effectiveness of our internal and disclosure control systems. The audit committee, as part of this process, analyzed steps we have taken to implement a continuing analysis of the improvement and efficiency of our internal control procedures.

Based on reviews and discussions by the audit committee that we describe above, the audit committee recommended to our board of directors that our board of directors approve the inclusion of our audited financial statements for the year ended December 31, 2011 in our 2011 Annual Report on Form 10-K for filing with the SEC.

Submitted by: Audit Committee Robert S. Bolinger Jack L. Hess John J. Lyons Richard D. Wampler, II

March 1, 2012

STOCKHOLDER PROPOSALS FOR OUR 2013 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the proxy statement for our 2013 annual meeting of stockholders must deliver such proposal and an appropriate supporting statement in writing to our corporate secretary at our principal executive offices at 1195 River Road, Marietta, Pennsylvania 17547, not later than November 19, 2012.

Section 2.3 of our by-laws provides that if a stockholder wishes to present at our 2013 annual meeting of stockholders either nominations of persons as candidates for election to our board of directors or an item of business for stockholder action other than pursuant to Rule 14a-8 of the proxy rules of the SEC, the stockholder must comply with the provisions relating to stockholder proposals in our by-laws. We summarize these by-law provisions below. We must receive written notice of any such proposal that includes all of the information our by-laws require, to the attention of our corporate secretary, Sheri O. Smith, at our principal executive offices at 1195 River Road, Marietta, Pennsylvania 17547, during the period that begins on November 19, 2012 and that ends on December 19, 2012.

A written proposal of nomination of a candidate for election as a director must set forth:

•	the name and address of the proposing stockholder, as the same appears on our books, who intends to make the nomination, the proponent;

•

as to each person whom the proponent nominates for election or reelection as a director, the proponent must disclose all information relating to such person that the proxy rules under the Exchange Act require to be disclosed in a solicitation of proxies for the election of directors;

•	the principal occupation or employment for the past five years of each person whose nomination the proponent intends to make;

•

a description of any arrangement or understanding between each person whose nomination the proponent proposes and the proponent with respect to such person’s nomination for election as a director and actions such person proposes to take;

•	the written consent of each person so nominated to serve as a director if elected as a director; and

•	the number of shares of our Class A common stock and our Class B common stock the proponent beneficially owns within the meaning of SEC Rule 13d-3 and owns of record.

As to any other business that the proponent intends to bring before our 2013 annual meeting of stockholders, the written proposal must set forth:

•	a brief description of such business;

•	the proponent’s reasons for presenting such business at our 2013 annual meeting of stockholders;

•	any material interest of the proponent in such business;

•	the name and address of the proponent; and

•	the number of shares of our Class A common stock and our Class B common stock the proponent beneficially owns within the meaning of SEC Rule 13d-3 and owns of record.

Only candidates nominated by stockholders for election as a member of our board of directors in accordance with our by-law provisions as we summarize those provisions in this proxy statement will be eligible for election as a member of our board of directors at our 2013 annual meeting of stockholders. A written proposal relating to stockholder approval of any matter other than a nomination for election as a director must include information regarding the matter the stockholder proposes for stockholder action equivalent to the information required under the proxy rules of the SEC if the proponent was to solicit proxies for stockholder consideration approval of the proposed action at a meeting of stockholders.

At our 2013 annual meeting of stockholders we will only transact such business as shall have been brought before our 2013 annual meeting of stockholders in accordance with the procedures our by-law provisions establish, as we summarize in this proxy statement. The chairman of our 2013 annual meeting of stockholders will have the discretion to determine if a nomination or an item of business has been proposed in accordance with the procedures set forth in our by-laws as summarized in this proxy statement. Only stockholder proposals submitted in accordance with the by-law provisions we previously summarize in this proxy statement will be eligible for presentation at our 2013 annual meeting of stockholders, and we will not consider any matter at our 2013 annual meeting of stockholders not submitted in accordance with the procedures we describe in this proxy statement.

HOUSEHOLDING

We may, unless we receive contrary instructions from you, send a single copy of our annual report, proxy statement and notice of annual or special meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family.

If you would like to receive our annual disclosure documents directly in future years rather than from your broker or other nominee holder, or if you and another stockholder share an address and you and the other stockholder would like to receive individual copies of our annual disclosure documents, you should follow these instructions:

•

If your shares are registered in your own name, please contact our transfer agent and inform it of your request to revoke or institute householding by calling Computershare Trust Company, N.A. at (800) 317-4445 or writing to Computershare Trust Company, N.A., at P.O. Box 43069, Providence, Rhode Island 02940-3078. Computershare Trust Company, N.A. will respond to your request within 30 days.

•	If a bank, broker, nominee or other holder of record holds your shares, please contact your bank, broker, nominee or other holder of record directly.

DIRECTOR — STOCKHOLDER COMMUNICATIONS

Stockholders who wish to communicate with our board of directors or with one or more individual members of our board may do so by sending their communication in writing addressed to a particular director or directors, or in the alternative, to “Non-Management Directors” as a group. Please send your communication to our corporate secretary, Sheri O. Smith, at our principal executive offices at 1195 River Road, Marietta, Pennsylvania 17547 or by e-mail to sherismith@donegalgroup.com. Our corporate secretary will promptly forward all such communications to the addressee or addressees set forth in the communication.

We encourage our directors to attend our annual meetings of stockholders. All of our directors attended our annual meeting of stockholders in 2011.

OTHER MATTERS

Our board of directors does not know of any matters to be presented for consideration at our 2012 annual meeting of stockholders other than the matters we have described in the notice of annual meeting and in this proxy statement. However, if any stockholder properly presents such a matter, we will vote the proxies we receive from our stockholders, in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in accordance with the judgment of the persons named as proxies in our form of proxy card.

By order of our board of directors,

Donald H. Nikolaus,
President and Chief Executive Officer

March 19, 2012

DONEGAL GROUP INC. ATTN: JEFFREY D. MILLER 1195 RIVER RD, P.O. BOX 302 MARIETTA, PA 17547

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time April 18, 2012. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time April 18, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS   PROXY   CARD   IS   VALID   ONLY   WHEN    SIGNED   AND   DATED.

The board of directors recommends you vote For the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors Nominees	☐	☐	☐

01 Kevin M. Kraft, Sr. 02 Jon M. Mahan 03 Donald H. Nikolaus 04 Richard D. Wampler, II

The board of directors recommends you vote For the following proposal:	For	Against	Abstain

2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012	☐	☐	☐

NOTE: In their discretion, our proxies are authorized to vote upon such other business as may properly come before our annual meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

DONEGAL GROUP INC.

Annual Meeting of Stockholders

April 19, 2012 10:00 AM

This proxy is solicited by the board of directors

The undersigned hereby appoints Daniel J. Wagner and Jeffrey D. Miller, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Class A common stock and Class B common stock of Donegal Group Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Heritage Hotel Lancaster, 500 Centerville Road, Lancaster, Pennsylvania 17601, on April 19, 2012 at 10:00 a.m., and at any adjournment or postponement thereof, as set forth on the reverse side of this proxy card.

Continued and to be signed on reverse side